Exhibit 10.7

UMBRELLA SALE AND PURCHASE AGREEMENT Project Prime

DATED 16 February 2015
SEB Investment GmbH SEB Investment GmbH, Filiale di Milano SEB Investment GmbH, French Branch Altair Issy S.A.S. Balni bvba (SPRL) - Sellers -
Prime UK Portman – T S.à r.l. Prime UK Condor – T S.à r.l. SCI Prime FRA MacDonald-T Prime NLD Rotterdam – T B.V. Prime NLD Amsterdam – T B.V. Prime Pool III C – T S.à r.l. Prime Pool V – T S.à r.l.
Prime Pool V-T S.a r.l. acting as founder and incorporator of Prime BEL Brussels - T BVBA in process of incorporation
Prime GER Drehbahn – T S.à r.l.
Prime GER Dammtorwall – T S.à r.l.
Prime GER Valentinskamp – T S.à r.l.
SCI Prime FRA Issy-T
Prime Pool IV B-T S.à r.l.

- Purchasers -

CONTENTS

1.	ENGLISH LANGUAGE/REFERENCE DEED/LEGAL UNITY	11
2.	REAL ESTATE, SHARES, PURCHASE OBJECTS	11
3.	SALES AND PURCHASES, TRANSFER	13
4.	PURCHASE PRICE	21
5.	COLLATERAL, CONTRACTUAL PENALTY	23
6.	VAT	25
7.	CLOSING	25
8.	PROCUREMENT OF TITLE, ENCUMBRANCES, CHANGES TO THE LAND REGISTER	31
9.	INDEPENDENT SYSTEM OF GUARANTEES	32
10.	GUARANTEES	36
11.	TAX	46
12.	INDEMNIFICATION	46
13.	LIMITATIONS OF LIABILITY	48
14.	INTERIM PERIOD UNTIL TRANSFER OF POSSESSION	50
15.	TRANSFER OF POSSESSION, DOCUMENTATION, ETC.	55
16.	RIGHTS OF RESCISSION	61
17.	MERGER CONTROL CLEARANCE	63
18.	COSTS, REAL ESTATE TRANSFER TAX	63
19.	NOTIFICATIONS	63
20.	CONFIDENTIALITY, ANNOUNCEMENTS	66
21.	DISPUTE RESOLUTION	67
22.	SEC FILINGS AND REIT STATUS	68
23.	MISCELLANEOUS	69

This umbrella sale and purchase agreement (the “Umbrella SPA”) is made on 16 February 2015.
by and between

(1)
SEB Investment GmbH, a company duly organised and existing under the laws of Germany and registered in the commercial register of the local court of Frankfurt am Main under HRB 29859 with its registered office at Rotfeder-Ring 7 in 60327 Frankfurt am Main being registered with and supervised by the German Federal Financial Service Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, "BaFin") as a capital management company (Kapitalverwaltungsgesellschaft) within the meaning of the German Capital Investment Act (Kapitalanlagegesetzbuch) (hereinafter referred to as “SEB-GER”).

SEB-GER is management company (Kapitalverwaltungsgesellschaft) of, inter alia, the German open-ended real estate investment funds SEB ImmoInvest, SEB ImmoPortfolio Target Return Fund and SEB Global Property Fund (together hereinafter referred to as “Funds” and individually as a “Fund”) and, therefore, acting on the account of the Funds.

(2)	SEB Investment GmbH, Filiale di Milano, a branch company of SEB-GER with its registered office in Milano, Via della Chiusa 2, 20123 Milano, Italy (hereinafter referred to as “SEB-ITA”).

(3)
SEB Investment GmbH, French Branch SEB Investment GmbH, a branch company of SEB-GER with its registered office in Succursale, 112, Av. Kleber, 75116 Paris, France (hereinafter referred to as “SEB-FRA”).

SEB-GER, SEB-ITA and SEB-FRA together hereinafter referred to as “SEB”; and

(4)
Altair Issy S.A.S., a company duly organised and existing under the laws of France and registered in the Paris Trade and Companies’ Register under number 428 095 095 (hereinafter referred to as “Altair”), with its registered office at 27, avenue de l’Opéra, 75001 Paris;

(5)
Balni bvba (SPRL), a company duly organized and existing under the laws of Belgium and registered with the Crossroad Databank for Undertakings under number 0453.711.659 (hereinafter referred to as “Balni”), with its registered office in Boulevard Auguste Reyers 207-9; 1030 Brussels, Belgium;

and
- SEB-GER, SEB-ITA, SEB-FRA, Altair and Balni each a “Seller” and collectively referred to as “Sellers” -

and

(6)
Prime UK Portman – T S.à r.l., a company duly organised and existing under the laws of Luxembourg and registered in the Registre de Commerce et des Sociétés under number B193076 (hereinafter referred to as “London Portman Purchaser”), with its registered office at 6A, route de Trèves, L-2633 Senningerberg, Luxembourg; and

(7)
Prime UK Condor – T S.à r.l., a company duly organised and existing under the laws of Luxembourg and registered in the Registre de Commerce et des Sociétés under number B193151 (hereinafter referred to as “London Condor Purchaser”), with its registered office at 6A, route de Trèves, L-2633 Senningerberg, Luxembourg; and

(8)
SCI Prime FRA MacDonald-T, a real estate civil company (société civile immobilière) incorporated under the laws of France and registered at the Commercial and Companies Register of Nanterre and whose registration number is in the course of being delivered (hereinafter referred to as “Paris McDonald Purchaser”), with its registered office at 4, place de la Défense, La Défense 4, 92974 Paris La Défense Cedex, France; and

(9)
Prime NLD Rotterdam – T B.V., a company duly organised and existing under the laws of the Netherlands and registered in the register of the Kamer van Koophandel under number 62583182 (hereinafter referred to as “Rotterdam Purchaser”), with its registered office at Zuidplein 156, 1077 XV Amsterdam, the Netherlands; and

(10)
Prime NLD Amsterdam – T B.V., a company duly organised and existing under the laws of the Netherlands and registered in the register of the Kamer van Koophandel under number 62583115 (hereinafter referred to as “Amsterdam Purchaser”), with its registered office at Zuidplein 156, 1077 XV Amsterdam, the Netherlands; and

(11)
Prime Pool III C – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A, route de Trèves, L-2633 Senningerberg, Luxembourg and in the process of being registered with the Luxembourg Trade and Companies' Register (hereinafter referred to as “Milan Purchaser”); and

(12)
Prime Pool V – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A, route de Trèves, L-2633 Senningerberg, Luxembourg and in the process of being registered with the Luxembourg Trade and Companies' Register (hereinafter referred to as “Brussels Shares Purchaser”); and

(13)
Prime Pool V – T S.à r.l., a company duly organised and existing under the laws of Luxembourg and in the process of being registered with the Luxembourg Trade Companies' Register and with its registered office at 6A, route de Trèves, L-2633 Senningerberg, Luxembourg, acting in accordance with article 60 of the Belgian Code of Companies as founder and incorporator of Prime BEL Brussels – T BVBA, a limited liability company ("besloten vennootschap met beperkte aansprakelijkheid" / “société privée à responsabilité limitée”) in the process of incorporation (hereinafter referred to as “Brussels Land Purchaser”).

(14)
Prime GER Drehbahn – T S.à r.l., a company duly organised and existing under the laws of Luxembourg and registered in the Registre de Commerce et des Sociétés under number B192950 (hereinafter referred to as “Hamburg Drehbahn Purchaser”), with its registered office at 6A, route de Trèves, L-2633 Senningerberg, Luxembourg; and

(15)
Prime GER Dammtorwall – T S.à r.l. (formerly named Trias Pool II A – T S.à r.l.), a company duly organised and existing under the laws of Luxembourg and registered in the Registre de Commerce et des Sociétés under number B193493 (hereinafter referred to as “Hamburg Dammtorwall Purchaser”), with its registered office at 6A, route de Trèves, L-2633 Senningerberg, Luxembourg; and

(16)
Prime GER Valentinskamp – T S.à r.l., a company duly organised and existing under the laws of Luxembourg and registered in the Registre de Commerce et des Sociétés under number B192951 (hereinafter referred to as “Hamburg Valentinskamp Purchaser”), with its registered office at 6A, route de Trèves, L-2633 Senningerberg, Luxembourg; and

(17)
SCI Prime FRA Issy-T a real estate civil company (société civile immobilière) incorporated under the laws of France and registered at the Commercial and Companies Register of Nanterre and whose registration number is in the course of being delivered (hereinafter referred to as “Paris Issy Purchaser”), with its registered office at 4, place de la Défense, La Défense 4, 92974 Paris La Défense Cedex, France; and

(18)
Prime Pool IV B-T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A, route de Trèves, L-2633 Senningerberg, Luxembourg and in the process of being registered with the Luxembourg Trade and Companies' Register (hereinafter referred to as “Gothenburg Purchaser”);

- London Portman Purchaser, London Condor Purchaser, Paris McDonald Purchaser, Rotterdam Purchaser, Amsterdam Purchaser, Milan Purchaser, Brussels Shares Purchaser, Brussels Land

Purchaser, Hamburg Dammtorwall Purchaser, Hamburg Drehbahn Purchaser, Hamburg Valentinskamp Purchaser, Paris Issy Purchaser and Gothenburg Purchaser hereinafter collectively referred to as “Purchasers” -.
PREAMBLE

(A)
The Sellers are either directly or indirectly the legal owners and holders of title to the 12 properties described in Annex P1 of this Umbrella SPA including its Schedules 3.1 through 3.11 and hereinafter also called the “Portfolio” or “Prime Properties”.

(B)
The properties listed in Annex P1 under nos. 1 to 6, 8a, 8b and 9 are directly owned by SEB, whereas SEB is the bare owner of the land and full owner of the underground of the Property listed in Annex P1 under no 7; the building developed on this Property is directly owned by Chrysalis;

(C)
The shares in Chrysalis are held by SEB, holding 870,083 of 870,084 shares and by Balni holding one share whereas Chrysalis itself currently also holds one share in Balni. Immediately after Closing, Chrysalis is to sell its share in Balni to SEB. Chrysalis holds a building right on the land at Property no. 7 and owns the above ground part of the building developed on this property until expiry of this building right (i.e. at 31 March 2050).

(D)
The Property listed in Annex P1 under no. 11 is indirectly owned by SEB and SEB owns and holds title to all shares of the property company SEB ImmoInvest Lindholmen Science Park AB (“Lindholmen AB”) which shares are more precisely described in Schedule 3.11.

(E)	The Property listed in Annex P1 under no. 10 is directly owned by Altair.

(F)	SEB holds the Properties and the shares in Lindholmen AB and Altair and Chrysalis on account of the real estate funds mentioned in Annex P2.

(G)
SEB, on behalf of the beneficial owners hereinafter described and Altair and Balni desire to sell and transfer by the present Umbrella SPA the Properties listed in Annex P1 under nos. 1 to 11 and the shares in Lindholmen AB and the shares in Chrysalis on account of the respective real estate funds to the Purchasers (each an “Individual Transfer” and together the “Individual Transfers”) , it being specified that with respect to the Properties described in Annex P1 under nos. 3 and 10 located in France, the Individual Transfers shall include the provisions of Sections 3.3 and 3.10 together with the drafts deed of sale (projets d'acte de vente) attached in Schedules 3.3 and Schedules 3.10.

(H)	The Purchasers existing and established as set out in the Parties Section, desire to acquire by the present Agreement the entirety of these Properties and shares in Lindholmen AB and Chrysalis.
Now, therefore Sellers and Purchasers (herein also referred to each as a “Party” and jointly as the “Parties”) agree as follows:
DEFINITIONS
Capitalised terms and expressions used in the Agreement shall be interpreted as follows:

“Agreement” or “Umbrella SPA” shall mean this Umbrella Sale and Purchase Agreement;
“Additional Information” shall mean the documents listed in Annex 9.4.4a and contained on a DVD handed over to the notary;
“Agreed Property Value” means in respect of the Swedish Property the amount of : SEK 362,400,000 and in respect of the Belgium Building the amount of 18,050,000;
“Altair” shall have the meaning as defined in the caption;
“Amsterdam Purchaser” shall have the meaning as defined in the caption;
“Approved Leases” means the leases as described in Annex 14.1.9 approved by the Purchasers but not entered into until 1 January 2015;
“Balni” has the meaning as defined in the caption;
“Balni Share” means the share in Balni held by Chrysalis;
“BGB” shall mean the German Civil Code (Bürgerliches Gesetzbuch);
“Breach” shall mean collectively a Guarantee Breach and/or a Covenant Breach;
“Brussels Land Purchaser” shall have the meaning as defined in the caption;
“Brussels Property” means the Building transferred pursuant to Schedule 3.7.2;
“Brussels Share Purchaser” shall have the meaning as defined in the caption;
“Buildings” shall have the meaning as defined in Section 10.3.1(f);
“Business Day” shall mean any day other than a Saturday, Sunday or a public holiday in Frankfurt am Main (Federal Republic of Germany), Luxembourg, Paris (France), New York (USA) and London (U.K.) on which banks are open for usual business during usual hours;

“Chrysalis” means Chrysalis Invest N.V., a company duly organised and existing under the laws of Belgium and registered with the Crossroad Databank for Undertakings under number 0463.603.184 with its registered office at boulevard August Reyers 207-209, 5th floor, 1030 Brussels;

“Chrysalis Shares” means the shares in Chrysalis set forth in Section 2.2.2;
“Claim” shall mean any claim under or for breach of this Agreement, including any claim for damages or indemnification due to a Guarantee being incorrect or a covenant being breached but excluding claims regarding Tax Matters;

“Closing Actions” shall mean the actions to be taken upon Closing as defined in Section 7.3.1;
“Closing Conditions” shall mean the closing conditions as defined in Section 7.1.1;
“Closing Date” shall mean 24:00 CET of the day on which all Closing Actions have been taken;
“Closing Day” shall mean the point in time as defined in Section 7.2.1;

“Closing” shall mean the consummation of the Closing Actions;
“Collateral” shall have the meaning as described in Section 5.1;
“Core Portfolio” shall have the meaning as described in Section 7.2.1;
“Core Portfolio Closing Condition” shall have the meaning as described in Section 7.2.1;
“Corporate Guarantee” shall have the meaning as described in Section 5.1;
“Covenant Breach” has the meaning as defined in Section 12.1;
“Custodian Bank” means SEB Bank AG;
“Cut-Off Date” shall have the meaning as defined in Section 9.4.4;
“Data Room” shall have the meaning as defined in Section 9.4.4;
“Dispute Meeting” shall have the meaning as defined in Section 21.1.1
“Dispute Notice” shall have the meaning as defined in Section 21.1.1;
“Dispute Representative” shall have the meaning as defined in Section 21.1.2
“Environmental Authority” shall mean a governmental agency or other regulatory body, court of law or tribunal with jurisdiction under Environmental Laws.
“Environmental Damage” shall mean the presence of Hazardous Materials in the soil, leachate, soil-vapor, ground water, surface water, or building of / on a Prime Property.
“Environmental Laws” shall mean all applicable laws, ordinances, rules, directives and regulations relating to Environmental Damage and being applicable to a Property (including buildings) or a Party, as the case may be.

“Environment-Related Matters” shall have the meaning as defined in Section 9.5.1(c);
“Escrow Account” shall have the meaning as defined in Section 5.1;
“Escrow Amount” shall have the meaning as defined in Section 5.1;
“GBP” means Great British Pound, the currency used in the United Kingdom
“German Notary” shall have the meaning as defined in Section 1 and shall include his official substitute or his successor in office;
“Gothenburg Purchaser” shall have the meaning as defined in the caption;
“GrEStG” shall mean the German Real Estate Acquisition Tax Act (Grunderwerbsteuergesetz);
“GrStG” shall mean the German Property Tax Act (Grundsteuergesetz);
“Guarantees” shall mean the guarantees as defined in Section 9.3;
“Guarantee Breach” has the meaning as defined in Section 12.1;
“Hamburg Dammtorwall Purchaser” shall have the meaning as defined in the caption;
“Hamburg Drehbahn Purchaser” shall have the meaning as defined in the caption;
“Hamburg Valentinskamp Purchaser” shall have the meaning as defined in the caption;
“Hazardous Materials” has the meaning as defined in Section 10.4.1(b);
“HGB” shall mean the German Commercial Code (Handelsgesetzbuch);
“Individual Purchase Price” means that part of the Purchase Price allocated to the Purchase Object or Shares in question as set out in in Annex 4.1;
“Individual Transfer” and “Individual Transfers” shall have the meaning as defined in the Preamble (G);
“Information” shall have the meaning as defined in Section 9.4.4;
“Lease” shall have the meaning as defined in Section 10.3.2(a)
“Lease Agreement” means the lease agreements listed in Annex 10.3.2(a);

“Limitations on Liability” shall mean the limitations on liability under the Guarantees as defined in Section 13;
“Lindholmen AB” means the company SEB ImmoInvest Lindholmen Science Park AB, Register No. 556589-8920 and with its registered seat at c/o Newsec AM AB, Lilla Bommen 5, SE – 404 29 Gothenburg;
“Lindholmen Shares” means the shares in Lindholmen AB set forth in Section 2.2.1;
“London Condor Purchaser” shall have the meaning as defined in the caption;
“London Portman Purchaser” shall have the meaning as defined in the caption;
“Long Stop Date” shall mean the date as defined in Section 7.2.2;
“Milan Purchaser” shall have the meaning as defined in the caption;
“Milan Property” shall mean the Property listed as no. 6 in Annex P1.
“Mortgages” shall have the meaning as defined in Section 4.2.1;
“Notarial Trust Accounts” means the accounts held by local notaries instructed on the notarization of Individual Transfers as set forth in Annex 4.1.6;
“Notarisation Date” shall mean 16 February 2015;
“Paris Issy Purchaser” shall have the meaning as defined in the caption;
“Paris McDonald Purchaser” shall have the meaning as defined in the caption;
“Parties” shall mean the Sellers and the Purchasers as defined in the caption;
“Party” shall have the meaning as defined in the Preamble;
“Portfolio Leases” means the lease agreements in place for the Prime Properties except for the property in Sweden, Gothenburg and Brussels, Belgium;
“Portfolio” shall have the meaning as defined in the Preamble (A);
“Prime Properties” shall have the meaning as defined in the Preamble (A);
“Property” means any individual Prime Property;
“Purchase Object” and “Purchase Objects” shall have the meaning as defined in Section 2.3.1;
“Purchase Price” shall have the meaning as defined in Section 4.1.1;
“Purchaser’s Agent” shall have the meaning as defined in Section 19.1.1;
“Purchaser” and “Purchasers” shall have the meaning as defined in the caption;
“Real Estate Matters” shall have the meaning as defined in Section 9.5.1(b);
“Rotterdam Purchaser” shall have the meaning as defined in the caption;
“SEB” shall mean SEB-GER, SEB-ITA and SEB-FRA collectively;
“SEB-FRA” shall have the meaning as defined in the caption;
“SEB-GER” shall have the meaning as defined in the caption;
“SEB-ITA” shall have the meaning as defined in the caption;
“Seller” and “Sellers” shall have the meaning as defined in the caption;
“Shares” means collectively the Lindholmen Shares and the Chrysalis Shares;
“SEK” means the Swedish Krona, the currency used in Sweden;
“Tax Matters” shall have the meaning as defined in Section 9.5.1(e);
“Title Matters” shall have the meaning as defined in Section 9.5.1(a);
“Transfer” shall have the meaning as defined in Section 3.12.1;
“Transfer of Possession” shall have the meaning as defined in Section 15.1.1

"Umbrella Agreement" means the umbrella agreement notarized on 22 December 2014 and pursuant to which this Agreement has been executed and notarized;
“UStG” shall mean the German Value Added Tax Act (Umsatzsteuergesetz);
“VAT” shall mean value added tax (Umsatzsteuer);

INTERPRETATIONS
Throughout the Agreement, unless the context requires otherwise,

(a)	headings are for convenience only and shall not affect the interpretation of the Agreement;

(b)	references to any term in the singular shall also include the plural and vice versa;

(c)	references to one gender shall include all genders;

(d)	references to a Seller and/or a Purchaser shall mean a reference to the relevant Seller and the relevant Purchaser in relation to one particular Purchase Object or Shares;

(e)	“including”, “in particular”, “e. g.” or “or” shall be read non-exclusive;

(f)	references to EUR or Euro are references to the lawful currency of the member states of the European Union;

(g)
where a German term has been inserted in quotation marks or italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in the Agreement;

(h)
where a French term has been inserted in quotation marks or italics, it alone (and not the English or German term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English or German term in the Agreement;

(i)
save for provisions concerning the bilateral deeds of sale (Promesses Synallagmatiques de Vente) under provisions of articles 3.3 and 3.10, references to any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than Germany, be interpreted to include the legal concept which most closely corresponds in that jurisdiction to the German legal term; and

(j)	references to any statute or statutory provision shall be construed as a reference to the same as it has been in force as of the date of the notarisation of the Agreement (“Notarisation Date”).

1.	ENGLISH LANGUAGE/REFERENCE DEED/LEGAL UNITY

1.1	RECORDING IN THE ENGLISH LANGUAGE
The persons appearing requested that this Umbrella SPA be recorded in the English language and stated that they had sufficient command of the English language. The German Notary, who himself has sufficient command of the English language, verified that the persons appearing did, in fact, have such sufficient command of the English language. Advised by the German Notary of their rights to obtain the assistance of a sworn interpreter and to have a certified translation attached to this Agreement, the persons appearing waived such rights.

1.2	Legal Unity
The Parties hereby agree that this Umbrella SPA and the Individual Transfers shall only constitute a legal unity (rechtliche Einheit) for the purpose of entering into the aforementioned agreements on the date of this Umbrella SPA, and otherwise shall not constitute a legal unity (rechtliche Einheit). In consequence:

(a)
The Individual Transfers for one Purchase Object/Shares may subsequently suffer different fates than the Individual Transfers for other Purchase Objects/Shares, e.g. in case of invalidity, execution or consummation obstacles and rescissions.

(b)	The Individual Transfers and this Umbrella SPA do not require notarial form (nota-rielle Beurkundung) in respect of, but not limited to:

(i)	any amendment or variation to, or waiver of, this Umbrella SPA, the Individual Transfers; and

(ii)	the exercise of any rights under this Umbrella SPA or any Individual Transfer, however, in each case only unless notarial form is required under applicable local law provisionsor specifically provided for in the Umbrella SPA or any of the Individual Transfers.

2.	REAL ESTATE, SHARES, PURCHASE OBJECTS

2.1	Real Estate

2.1.1
SEB is the sole legal owner of the real estate described in Schedules 3.1 through 3.6 and 3.8 and 3.9, whereas it is the bare owner of the soil and full owner of the underground of the Property listed in Schedule 3.7.1. SEB holds this real estate on account of the respective real estate investment fund mentioned in these Schedules, which is the respective beneficial owner of such real estate described therein.

2.1.2
Chrysalis is the holder of a building right on the property described in Schedule 3.7.2 and therefore, until expiry of this building right which will occur on 31 March 2050, is the sole legal owner of the building developed on the above ground part of the Property described in Schedule 3.7.1.

2.1.3	Altair is the sole legal owner of the real estate described in Schedule 3.10.

2.1.4	Lindholmen AB is the sole legal owner of the real estate described in Schedule 3.11.

2.1.5	In this Umbrella SPA and the Individual Transfers, SEB is acting on account of said respective real estate investment funds as follows:

(a)	SEB-GER acting on behalf of SEB ImmoPortfolio Target Return Fund with respect to the real estate described in Schedule 3.1;

(b)	SEB-GER acting on behalf of SEB ImmoPortfolio Target Return Fund with respect to the real estate described in Schedule 3.2;

(c)	SEB-FRA acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.3;

(d)	SEB-GER acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.4;

(e)	SEB-GER acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.5;

(f)	SEB-ITA acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.6;

(g)	SEB-GER acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.7.1;

(h)	SEB-GER acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule3.8(a);

(i)	SEB-GER acting on behalf of SEB ImmoInvest with respect to the real estate described in Schedule 3.8(b);

(j)	SEB-GER acting on behalf of SEB Global Property Fund with respect to the real estate described in Schedule 3.9.

2.1.6	The Prime Properties are encumbered as described in Schedules 3.1 through 3.11.

2.2	Shares

2.2.1	Lindholmen AB
SEB-GER is the sole legal owner of the shares in Lindholmen AB as described in Schedule 3.11. SEB-GER holds these shares on account of SEB ImmoInvest, which is the beneficial owner of such shares.

2.2.2	Chrysalis
SEB-GER and Balni are the sole legal owners of the shares in Chrysalis as described in Schedule 3.7.2. SEB-GER holds its shares on account of SEB ImmoInvest, which is the beneficial owner of such shares.

2.3	Purchase Object, Shares, Purchaser

2.3.1	The real estate set forth in Section 2.1 are individually referred to as “Purchase Object” and together as “Purchase Objects”.

2.3.2	The shares in Lindholmen AB set forth in Section 2.2.1 are referred to as “Lindholmen Shares”.

2.3.3	The shares in Chrysalis set forth in Section 2.2.2 are referred to as “Chrysalis Shares”.

2.3.4
Any reference to the relevant Individual Transfer shall mean, in respect of a Purchase Object or the Shares, such Individual Transfer which has as its subject matter the transfer of such Purchase Object or of the Lindholmen Shares or of the Chrysalis Shares.

2.3.5
Any reference to Purchaser in this Umbrella SPA shall mean the relevant Purchaser which, as described in the relevant Individual Transfer, is acquiring the relevant Purchase Object or the relevant Shares, as the context requires.

3.	SALES AND PURCHASES, TRANSFER

3.1	London Portman Square
SEB hereby agrees to sell to the London Portman Purchaser, and the London Portman Purchaser hereby agrees to purchase the relevant Property described in Schedule 1 of Schedule 3.1, pursuant to the specific terms and conditions included in Schedule 3.1 and - for the remainder and to the extent they are not excluded by the specific terms and conditions included in Schedule 3.1 or mandatory English law - the terms and conditions of this Umbrella SPA.

3.2	London Condor House
SEB hereby agrees to sell to the London Condor Purchaser, and the London Condor Purchaser hereby agrees to purchase the relevant Property described in Schedule 1 of Schedule 3.2, pursuant to the specific terms and conditions included in Schedule 3.2 and - for the remainder and to the extent they are not excluded by the specific terms and conditions included in Schedule 3.2 or mandatory English law - the terms and conditions of this Umbrella SPA.

3.3	Paris Boulevard McDonald
Subject to the satisfaction of or waiver by, as applicable, SEB and/or the Paris McDonald Purchaser, of the relevant Closing Conditions (conditions suspensives), SEB hereby irrevocably obliges itself to sell to the Paris McDonald Purchaser, and the Paris McDonald Purchaser hereby irrevocably obliges itself to purchase the real estate set forth in the draft of the deed of sale (projet d'acte de vente) attached in Schedule 3.3, along with the buildings on it, its essential components and the statutory accessories, pursuant and subject to the specific terms and conditions included in Schedule 3.3 and for the remainder and to the extent they are not contrary to the specific terms and conditions included in Schedule 3.3 nor to mandatory French law - the terms and conditions of this Umbrella SPA. The parties to this Individual Transfer make the statements and provide the guarantees included in Schedule 3.3.
It is expressly specified that, by way of exception to article 1179 of the French civil code, Closing Conditions mentioned in the paragraph above, will not retroact on the date of execution of the Agreement.
The parties to this Umbrella SPA also oblige themselves to enter into a final deed of sale (acte authentique de vente de l'actif du boulevard Madonald à Paris) concerning the sale of the real estate set forth in Schedule 3.3 by SEB to the Paris McDonald Purchaser, in the terms and conditions set forth in Schedule 3.3, until or at the Closing Date.
This Section 3.3 constitutes a bilateral deed of sale (promesse synallagmatique de vente) within the meaning of and governed by Article 1589 of the French Civil Code, the parties having agreed in particular on the Individual Purchase Price and on the subject matter of the sale as set forth in Schedule 3.3, which is expressly acknowledged by and agreed between the parties.

For the full information of the Paris McDonald Purchaser, and in accordance with articles L.271-4 to L.271-6 of the French "Code de la construction et de l'habitation", the following documents and surveys are appended to the Individual Transfer as referenced therein:

(a)
"Etat des risques miniers naturels et technologiques" provided for by article L.125-5 of the French "Code de l'environnement", dated of December 4th 2014 , and its appendixes as set forth in Schedule 3.3(b);

(b)	Termites survey provided for by article L.133-6 of the French "Code de la construction et l'habitation", dated October 29th, 2014 , and its appendices as set forth in Schedule 3.3(c);

(c)
"Diagnostic de performance énergétique" provided for by article L.134-1 of the French "Code de la construction et l'habitation", dated July 24th 2012, and its appendices as set forth in Schedule 3.3(d).

Notwithstanding any contradictory provision in this Agreement, any rescission right granted to SEB or the Paris McDonald Purchaser in this Agreement shall only apply to the bilateral deed of sale (promesse synallagmatique de vente) contained in this clause 3.3. SEB and the Paris McDonald Purchaser expressly agree that as from the execution of the deed of sale (a draft of which is attached as Schedule 3.3) none of them will be entitled to rescind such deed of sale (except, as the case may be, as otherwise specifically provided under the deed of sale).
In addition, as from the execution date of the French deed of sale attached as Schedule 3.3 related to the Property described in Annex P1 under no.3, the sale of this Purchase Object will be governed by the terms and conditions of such deed of sale, without prejudice to the relevant parties to exercise any of their rights under Sections 10 to 14 of this Agreement.
It is expressly agreed between the parties that in case of contradiction between the Individual Transfer set forth in Schedule 3.3 and the Umbrella SPA, the Individual Transfer shall prevail in all cases.
This Section 3.3 will be governed and interpreted by French law and the courts of Paris will have jurisdiction.

3.4	Rotterdam Maastoren
SEB hereby sells to the Rotterdam Purchaser and the Rotterdam Purchaser hereby purchases the real estate set forth in Schedule 3.4 along with the buildings on it, its essential components and the statutory accessories, pursuant to the specific terms and conditions included in Schedule 3.4 and - for the remainder and to the extent they are not excluded by the specific terms and conditions included in Schedule 3.4 or mandatory Dutch law - the terms and conditions of this Umbrella SPA. The parties to this Individual Transfer make the statements included in Schedule 3.4.
The parties to this Umbrella SPA also oblige themselves to enter into a final notarial deed of sale concerning the sale of the real estate set forth in Schedule 3.4 by SEB to the Rotterdam Purchaser, on the terms and conditions provided for in Schedule 3.4, before or at the Closing Date.

3.5	Amsterdam Teleportboulevard
SEB hereby sells to the Amsterdam Purchaser, and the Amsterdam Purchaser hereby purchases the real estate set forth in Schedule 3.5, along with the buildings on it, its essential components and the statutory accessories, pursuant to the specific terms and conditions included in Schedule 3.5 and - for the remainder and to the extent they are not excluded by the specific terms and conditions included in Schedule 3.5 or mandatory Dutch law - the terms and conditions of this Umbrella SPA. The parties to this Individual Transfer make the statements included in Schedule 3.5.
The parties to this Umbrella SPA also oblige themselves to enter into a final notarial deed of sale concerning the sale of the real estate set forth in Schedule 3.5 by SEB to the Amsterdam Purchaser, on the terms and conditions provided for in Schedule 3.5, before or at the Closing Date.

3.6	Milan Via de la Chiusa
The Parties to this Umbrella SPA oblige themselves to enter into the notarial deed of sale (atto di compravendita) concerning the sale of the real estate set forth in Schedule 3.6 along with the buildings on it, its essential components and the statutory accessories, by SEB to the Milan Purchaser, under the terms and conditions provided for in Schedule 3.6, until or at the Closing Date.
The Milan Purchaser shall designate a third party being a VAT registered entity in Italy to purchase the Property in accordance with the provisions of Article 1401 of the Italian Civil Code. Should such designated third party not be a VAT registered entity in Italy, the Milan Purchaser shall hold the Sellers harmless and indemnify them for any possible charge (tax, penalties and interest) and damages which might arise in connection with or as consequence of the designated third party not being a VAT registered entity in Italy. Such designation will be sufficiently made if notified in writing to the Seller in accordance with Section 19, together with the written acceptance of the designee. Upon notification of any such designation, to be given no later than five (5) Business Days prior to the Closing Date, any reference in this Umbrella SPA to the Milan Purchaser will be construed and interpreted as a reference to such designee.

No later than ten Business Days prior to the Closing Date, the Milan Purchaser will inform the Seller in writing as to whether it wishes to enter into a new property management agreement with First Atlantic Real Estate S.p.A. in relation to the Property. In such case, the Seller undertakes to use its best efforts to support the Milan Purchaser in order to have a new property management agreement entered into by the Milan Purchaser and First Atlantic Real Estate S.p.A. on the Closing Date on the same terms and conditions currently applied.

3.7	Brussels Rue de la Loi

3.7.1
SEB hereby sells to the Brussels Land Purchaser, and the Brussels Land Purchaser hereby purchases, its rights and interest in the land, the soil and underground of the real estate set forth in Schedule 3.7.1., and - for the remainder and to the extent they are not excluded by the specific terms and conditions included in Schedule 3.7.1 or mandatory Belgium law - the terms and conditions of this Umbrella SPA. The parties to this Individual Transfer make the statements included in Schedule 3.7.1.

The parties to this Umbrella SPA also oblige themselves to enter into a final notarial deed of sale concerning the sale of the real estate set forth in Schedule 3.7.1 by SEB to the Brussels Land Purchaser, substantially in the terms and conditions provided for in Schedule3.7.1, at the latest within four months after the date hereof.

3.7.2
SEB and Balni hereby sell to the Brussels Shares Purchaser, and the Brussels Shares Purchaser hereby purchases, the shares in Chrysalis as set forth in Schedule 3.7.2, pursuant to the specific terms and conditions included in Schedule 3.7.2 and - for the remainder and to the extent they are not excluded by the specific terms and conditions included in Schedule 3.7.2 or mandatory Belgium law - the terms and conditions of this Umbrella SPA. The parties to this Individual Transfer make the statements included in Schedule 3.7.2.

3.8	Hamburg Drehbahn / Dammtorwall

3.8.1
SEB hereby sells to the Hamburg Drehbahn Purchaser, and the Hamburg Drehbahn Purchaser hereby purchases, the real estate set forth in Schedule 3.8a, along with the buildings on it, its essential components and the statutory accessories, pursuant to the specific terms and conditions included in Schedule 3.8a and - for the remainder and to the extent they are not excluded by the specific terms and conditions included in Schedule 3.8a - the terms and conditions of this Umbrella SPA. The parties to this Individual Transfer make the statements included in Schedule 3.8a.

3.8.2	SEB hereby sells to the Hamburg Damtorwall Purchaser, and the Hamburg Dammtorwall Purchaser hereby purchases, the real estate set forth in Schedule 3.8b, along with the buildings on it, its essential components and the statutory accessories, pursuant to the specific terms and conditions included in Schedule 3.8b and - for the remainder and to the extent they are not excluded by the specific terms and conditions included in Schedule 3.8b - the terms and conditions of this Umbrella SPA. The parties to this Individual Transfer make the statements included in Schedule 3.8b.

3.9	Hamburg Valentinskamp
SEB hereby sells to the Hamburg Valentinskamp Purchaser, and the Hamburg Valentinskamp Purchaser hereby purchases, the real estate set forth in Schedule 3.9, along with the buildings on it, its essential components and the statutory accessories, pursuant to the specific terms and conditions included in Schedule 3.9 and - for the remainder and to the extent they are not excluded by the specific terms and conditions included in Schedule 3.9 - the terms and conditions of this Umbrella SPA. The parties to this Individual Transfer make the statements included in Schedule 3.9.

3.10	Paris Issy-les-Moulineaux
Subject to the satisfaction of waiver by, as applicable, SEB and/or the Paris Issy Purchaser, of the relevant Closing Conditions (conditions suspensives), Altair hereby irrevocably obliges itself to sell to the Paris Issy Purchaser, and the Paris Issy Purchaser hereby irrevocably obliges itself to purchase the real estate set forth in the draft of the deed of sale (projet d'acte de vente) attached as Schedule 3.10, along with the buildings on it, its essential components and the statutory accessories, pursuant and subject to the specific terms and conditions included in Schedule 3.10 and for the remainder and to the extent they are not contrary to the specific terms and conditions included in Schedule 3.10 nor to mandatory French law - the terms and conditions of this Umbrella SPA. The parties to this Individual Transfer make the statements and provide the guarantees included in Schedule 3.10.
It is expressly specified that, by way of exception to article 1179 of the French civil code, Closing Conditions mentioned in the paragraph above, will not retroact on the date of execution of the Agreement.
The parties to this Umbrella SPA also oblige themselves to enter into a final deed of sale (acte authentique de vente) concerning the sale of the real estate set forth in Schedule 3.10 by Altair to the Paris Issy Purchaser, in the terms and conditions set forth in Schedule 3.10, until or at the Closing Date.
This Section 3.10 constitutes a bilateral deed of sale (promesse synallagmatique de vente de l’actif d’Issy-les-Moulinaux) within the meaning of and governed by Article 1589 of the French

Civil Code, the parties having agreed in particular on the Individual Purchase Price and on the subject matter of the sale as set forth in Schedule 3.10, which is expressly acknowledged by and agreed between the parties.
For the full information of Paris Issy Purchaser, and in accordance with articles L.271-4 to L.271-6 of the French "Code de la construction et de l'habitation", the following documents and surveys are appended to the Individual Transfer as referenced therein:

(a)
"Etat des risques miniers naturels et technologiques" provided for by article L.125-5 of the French "Code de l'environnement", dated December 4th 2014 , and its appendixes as set forth in Schedule 3.10(b);

(b)	Termites survey provided for by article L.133-6 of the French "Code de la construction et l'habitation", dated November 7th 2014 , and its appendixes as set forth in Schedule 3.10(c);

(c)
"Diagnostic de performance énergétique" provided for by article L.134-1 of the French "Code de la construction et l'habitation", dated June 5th 2013, and its appendixes as set forth in Schedule 3.10(d).

Notwithstanding any contradictory provision in the Agreement, any rescission right granted to SEB or the Paris Issy Purchaser in this Agreement shall only apply to the bilateral deed of sale (promesse synallagmatique de vente) contained in this Section 3.10. SEB and the Paris Issy Purchaser expressly agree that as from the execution of the deed of sale (a draft of which is attached as Schedule 3.10) none of them will be entitled to rescind such deed of sale (except, if the case may be, as otherwise specifically provided under the deed of sale).
It is expressly agreed between the parties that in case of contradiction between the Individual Transfer set forth in Schedule 3.10 and the Umbrella SPA, the Individual Transfer shall prevail in all cases.
In addition, as from the execution date of the French deed of sale attached in Schedule 3.10 related to the Property described in Annex P1 under no. 10, the sale of this Purchase Object will be governed by terms and conditions of such deed of sale, without prejudice for the relevant parties to exercise any of their rights under Sections 10 to 14 of this Agreement.
This Section 3.10 will be governed and interpreted by French law and the courts of Paris will have jurisdiction.

3.11	Gothenburg Lindholmspiren

SEB hereby sells to the Gothenburg Purchaser, and the Gothenburg Purchaser hereby purchases, the shares set forth in Schedule 3.11 exclusively, pursuant to the specific terms and conditions included in Schedule 3.11 and – for the remainder and to the extent they are not excluded by the specific terms and conditions included in Schedule 3.11 or mandatory Swedish law – the clauses of this Umbrella SPA explicitly referring to the Shares or the Individual Transfer as set forth in Schedule 3.11. The parties to this Individual Transfer make the statements included in Schedule 3.11.

3.12	Transfer, Assignment

3.12.1
The Sellers and the Purchasers agree that the transfer of possession and of beneficial title in the Purchase Objects described in Schedules 3.1 through 3.10 (except Schedule 3.7.2) and the assignment of the Shares described in Schedules 3.7.2 and 3.11 (“Transfer”) shall take place on the Closing Date and as provided for in Section 15.1 and in the respective Individual Transfers in accordance with (and governed by) the law in the jurisdiction of such Purchase Object’s location or incorporation.

3.12.2	Each Party undertakes to use its reasonable endeavors to satisfy those conditions precedent set forth in Schedules 3.1 through 3.11, if any, which are its responsibility as soon as possible.

3.12.3
To the extent transfer of full title to a Purchase Object does not occur on the Closing Date due to statutory requirements (e.g. registration), the completion of the transfer shall occur as of the Closing Date in accordance with the steps set forth in the relevant Individual Transfer.

4.	PURCHASE PRICE

4.1	Purchase Price, Payment of Purchase Price

4.1.1
The purchase price for the Purchase Objects and the Shares pursuant to Sections 3.3 to and including 3.10 in total amounts to EUR 686.400.000 (in words Euro six hundred eighty six million and four hundred thousand) and the purchase price for the Purchase Objects pursuant to Section 3.1 and 3.2 in total amounts to GBP 275.715.000 (in words GBP two hundred seventy five million and seven hundred and fifteen thousand) and the purchase price for the Shares in Lindholmen AB pursuant to Section 3.11 amounts to SEK 362.400.000 (in words SEK three hundred sixty two million and four hundred thousand) (the amount of all purchase prices totaling the “Purchase Price”) and is allocated to the individual Purchase Objects, Shares and the Purchasers as described in Annex 4.1.

4.1.2
The Individual Purchase Price payable for the shares in Chrysalis as listed in Annex 4.1 is a preliminary Individual Purchase price calculated on the basis of the plan accounts for Chrysalis and based on an agreed property value of the building right owned by Chrysalis as described in Schedule 3.7.2. The plan account as well as the principles of calculating the preliminary Individual Purchase Price is described in Schedule 3.7.2 ("Chrysalis Plan Account"). The Sellers and the Brussels Shares Purchaser acknowledge that (i) the Chrysalis Plan Account is of a preliminary nature only and (ii) the Chrysalis Plan Account and the preliminary Individual Purchase Price for the shares in Chrysalis is subject to an adjustment on the basis of the final Chrysalis closing date account to be prepared in accordance with the principles and guidelines set out in Schedule 3.7.2.

4.1.3
The Individual Purchase Price payable for the shares in Lindholmen AB as listed in Annex 4.1 is a preliminary Individual Purchase Price calculated on the basis of the plan accounts for Lindholmen AB and based on an agreed property value of the Property owned by Lindholmen AB as described in Schedule 3.11. The plan account as well as the principles of calculating the preliminary Individual Purchase Price is described in Schedule 3.11 ("Lindholmen Plan Account"). The Sellers and the Purchaser acknowledge that (i) the Lindholmen Plan Account is of a preliminary nature only and (ii) the Lindholmen Plan Account and the preliminary Individual Purchase Price for the shares in Lindholmen AB is subject to an adjustment on the basis of the final Lindholmen closing date account to be prepared in accordance with the principles and guidelines set out in Schedule 3.11.

4.1.4
Each Individual Purchase Price shall fall due and be paid by the Purchasers upon satisfaction, or as the case may be, waiver pursuant to the provisions of Section 7.1.3 of the relevant Closing Conditions and on the relevant Closing Day as further detailed in Section 7 unless Section 4.1.6 or Section 4.1.7 applies.

4.1.5
All Individual Purchases Prices are payable in Euro save for the Individual Purchase Price for the English Properties, which will be paid in GBP and the Individual Purchase Price for the Swedish Shares which will be paid in SEK.

4.1.6
As regards the Purchase Objects Rotterdam Maastoren and Amsterdam Teleportboulevard pursuant to Schedules 3.4 and 3.5 the amounts for these Purchase Objects must be paid into the third party accounts as set forth in Schedules 3.4 and 3.5 (“Notarial Trust Accounts”) until the relevant Closing Date pursuant to Schedules 3.4 and 3.5;

4.1.7	As regards the Purchase Objects Paris Boulevard McDonald and Paris Issy-les-Moulineaux, the Individual Purchase Prices for these Purchase Objects must be paid upon notarial execution of the relevant deed of sale (drafts of which are attached as Schedule 3.3 and Schedule 3.10) pursuant to the terms and conditions of such relevant deed of sale.

4.1.8
The Purchasers agree to transfer all payments from an account held in an EU member state. Payments may only be made to the Seller’s bank accounts or Notarial Trust Accounts, unless Section 4.2 or any Individual Transfer provides otherwise.

4.1.9	The Purchase Price is a net purchase price. For all tax treatment (incl. VAT), the provisions in the relevant Individual Transfer and in Section 6 shall apply.

4.1.10
The Sellers shall provide, no later than ten (10) Business Days prior to a Closing Date, the Purchasers with the payment details, amounts and instructions for the Individual Purchase Price to be paid on that Closing Date.

4.1.11
Any failure by either Party to make any payment when it is due shall result in such Party's immediate default without any reminder by the other Party being required. The amount of any payment which is overdue shall carry interest at a fixed interest rate of 4.5% per annum, in each case as from the date of default until the date when the overdue amount is paid (calculated daily on the basis of a year of 360 days).

4.2	Release of Securities, Payment

4.2.1
Regarding the land charges and/or mortgages (“Mortgages”) encumbering the Properties as listed in Annex 4.2, the Sellers undertake to redeem all Mortgages (including as the case may be any ancillary costs and taxes relating thereto) in full on Closing using Purchase Price funds. The Parties thus agree that redemption amounts, as notified by the mortgagors under the Individual Transfers (each a "Redemption Amount" and together the "Redemption Amounts") shall be payable on the Closing Date for the respective Individual Transfer. The Purchasers shall pay the Purchase Price forming such redemption payments to the mortgagees directly pursuant to the provisions of the Individual Transfers (or as otherwise stated therein). If and to the extent any Individual Purchase Price is insufficient to pay a Redemption Amount, the Sellers undertake to pay the balance directly to the mortgagees on Closing.

4.2.2
The Sellers shall be required to obtain any documentation necessary for the cancellation or – at the Purchasers' written request to the relevant Seller and only if such request is made as soon as reasonably practicable, but in any event no later than 10 March 2015 – for the assignment of the Mortgages or any other security. The Parties shall send to the German Notary a copy of any Purchaser's request for assignment of a Mortgage. It is understood that it is an obligation of the Seller to provide the release documentation but not to provide documentation for an assignment of Mortgages. In this respect, the Seller shall only be obliged to undertake its best efforts (sich zu bemühen) to obtain the assignment documentation from the creditor. Should a creditor refuse an assignment of a Mortgage, the Seller shall only be obliged to provide the release documents.

5.	COLLATERAL, CONTRACTUAL PENALTY

5.1	Escrow Amount, Corporate Guarantee
The Purchasers have paid an amount of EUR 25,000,000.00 (in words: Euro twenty five million) (“Escrow Amount”) into the notary escrow account of the German Notary (“Escrow Account”) and handed over to the German Notary a guarantee of North Star Realty Finance Corp. in the amount of further EUR 25,000,000.00 (in words: Euro twenty five million) (“Corporate Guarantee”; Escrow Amount and Corporate Guarantee together the “Collateral”). The Collateral serves as security for the Seller’s claims for non-payment of any Individual Purchase Price under this Agreement and the Individual Transfers.

5.2	Return/Release
With respect to the utilization of the Collateral the Parties agree the following and instruct the German Notary accordingly and irrevocably:

5.2.1	Return/Release of the Corporate Guarantee
The Corporate Guarantee shall automatically reduce by a sum representing 5% of an Individual Purchase Price allocated to any individual Purchase Object/Shares pursuant to the Individual Transfer which is rescinded by either party pursuant to Sections 12.2, 14.5.3, 14.5.4 or 16.2.2, such reduction to take effect upon effectiveness of the relevant rescission. The Sellers are thus obliged to partially release the Corporate Guarantee by written waivers of the released amount.
The German Notary shall return the Corporate Guarantee to the Purchasers on the date that the Closing pursuant to Section 7.3 has occurred of the Core Portfolio and the relevant portion of the Purchase Price has been paid.

5.2.2	Release of the Escrow Amount

(a)	The German Notary shall hold the Escrow Amount in the Escrow Account on trust and shall only release it in the following circumstances:

(i)
The Escrow Amount shall be released to the Seller on the Closing Date of the last outstanding Individual Transfer and shall be used as (partial) payment of the respective Individual Purchase Price due on that final Closing.

(ii)
The Escrow Amount shall be released to the Seller in the amount of the agreed Contractual Penalty upon request of the Seller and subject to compliance with the procedure agreed in Section 5.4.2 if the Seller has rescinded this Agreement in accordance with Section 7.3.3 with respect to one or more Individual Transfers because the Purchaser has not fulfilled its obligation to pay the Individual Purchase Price(s) due on the Closing Date. In this case the payment is made in fulfillment of the Purchaser's obligation to pay the Contractual Penalty pursuant to Section 5.3.

(iii)
The Escrow Amount shall be released to the Purchaser if there is no further Individual Transfer to close under this Umbrella SPA and the Individual Transfers because either Party has rescinded the final Individual Transfer for reasons other than failure by the relevant Purchaser to pay the Purchase Price.

5.2.3	The instructions to the German Notary given in this Section 5.2 replace any former instructions given to the German Notary with immediate effect.

5.3	Contractual Penalty
In case the Individual Purchase Price for one or more of the Purchase Objects or the Shares is not paid on the relevant Closing Date and the relevant Seller rescinds the relevant Individual Transfer and/or this Agreement (and provided, for the avoidance of doubt, all conditions to Closing have been met and such Individual Purchase Price is due and payable), the Purchasers are obliged to pay a contractual penalty (“Contractual Penalty”) in the following amount:
If the Seller rescinds one or more of the relevant Individual Transfers after the Core Portfolio Closing Conditions are satisfied but one or more Individual Purchase Price is not paid, the whole Escrow Amount shall be released to the Seller as a Contractual Penalty. At the same time, the Seller shall be entitled to draw the Corporate Guarantee and demand payment under the Corporate Guarantee in the full amount as reduced pursuant to Section 5.2.1 unless the Corporate Guarantee has already been returned in accordance with Section 5.2.1 in which case no claims under the Corporate Guarantee can be made.
For the avoidance of doubt, this obligation to pay the Contractual Penalty shall apply to each and every individual Closing following the Closing of the Core Portfolio until the last Closing. In any event, the Contractual Penalty can only be claimed once.
The Parties agree that Sellers are not entitled to any further claims (specific performance, penalties, compensation etc.) in addition to the Contractual Penalty and the claims under the

Corporate Guarantee and that the Contractual Penalty and the Corporate Guarantee shall be the sole remedy.

5.4	Common Provisions

5.4.1	The Sellers must confirm in writing to the German Notary the receipt of any Individual Purchase Price without undue delay.

5.4.2
In case of a rescission by a Seller pursuant to Section 7.3.3, the Seller shall submit to the German Notary a copy of the rescission notice to the relevant Purchaser and evidence of receipt. The German Notary has to inform the relevant Purchaser of Seller’s payment request for the Contractual Penalty in writing by registered mail together with a copy of the confirmation received from the Seller. Payment has to be made by the German Notary to the Seller immediately upon the expiration of a period of 15 Business Days from receipt by the relevant Purchaser of the copy payment request of Seller unless the relevant Purchaser obtains a court decision disallowing the payment.

5.4.3	The Purchasers shall be entitled to the interest accrued on the deposited amount, if any.

5.4.4
Unless instructed otherwise jointly by the Sellers and Purchaser’s Agent, the German Notary shall make any payment pursuant to this Section 5 only in Euro. If to a relevant Purchaser, to a bank account designated by the Purchaser’s Agent and, if to the Sellers, to the bank account designated by the Sellers.

6.	VAT
The VAT-treatment of the Purchase Price pursuant to the Individual Transfers is specified in the Individual Transfers.

7.	CLOSING

7.1	Closing Conditions

7.1.1	The obligations of the Parties to carry out the Closing for each Individual Transfer are conditional upon satisfaction or waiver of all of the following “Closing Conditions”:

a)	The Custodian Bank has approved the relevant sale of a Purchase Object or the relevant Shares as per the relevant Individual Transfer and the relevant provisions of this Umbrella SPA;

(b)
Notification by the Parties to an Individual Transfer that all individual Closing Conditions, if any, under the relevant Individual Transfer are satisfied; the Parties are obliged to make such notification to the German Notary and to the other Parties immediately and without undue delay after such individual Closing Conditions have been satisfied pursuant to the terms of the Individual Transfer. With respect to the Individual Transfers pursuant to Schedules 3.8a, 3.8b and 3.9 (Hamburg, Drehbahn, Dammtorwall and Valentinskamp), satisfaction of the Closing Conditions will be monitored by the German Notary and no further Parties' confirmation is required.

(c)	The German Notary has confirmed to the Parties that he is

(i)
in possession of either the documents (including all required releases) required for the release of the Mortgages encumbering the relevant Property which are not being assumed by the relevant Purchaser or - in accordance with Section 4.2.2 - the documents required for the assignment of the registered Mortgage (e.g. deed of assignment, Mortgage Letter – if any - application for registration of assignment), provided that the trust instructions given by any of the creditors to the German Notary in this regard must be in compliance with this Agreement; or

(ii)
in possession of (x) the written confirmation from any other notary or (y) – to the extent no notary is involved under the respective Individual Transfer – a Purchaser confirmation or reasonable evidence provided by the Seller that the Purchaser or any other person as designated in any Individual Transfer is in possession of either (a) documents (including all required releases, and, as for the Purchase Objects pursuant to Schedule 3.3 and 3.10, a mortgage registry certificate dated less than forty five (45) days before the relevant Closing Date (état hypothécaire de moins de quarante cinq (45) jours de date au jour de la signature de l'acte authentique de vente) confirming that there is no mortgage (inscription hypothécaire) for an amount exceeding the Individual Purchase Price of the relevant Purchase Object, unless the relevant Seller delivers to the relevant Purchaser a document evidencing the release of such mortgage by the relevant beneficiary)) required for the release of the Mortgages encumbering the relevant Property which are not being assumed by the relevant Purchaser or (b) the documents required for the assignment of the registered Mortgage (e.g. deed of assignment, Mortgage Letter – if any - application for registration of assignment), including a confirmation that the trust instructions given by any of the creditors to such notary or the respective Parties in this regard must be in compliance with this Agreement in accordance with Section 4.2.2 .

7.1.2
Unless otherwise mentioned below, the Seller shall be responsible (hat zu vertreten) to satisfy the Closing Conditions under Section 7.1.1(a) and 7.1.1(c), for the latter only to the extent satisfaction does not depend on a notification by the Purchaser and the Purchaser fails to notify the relevant notary that the Purchaser has the documents referred to in Section 7.1.1 in its possession. With respect to the Closing Condition 7.1.1(b) such Party shall be responsible that is agreed to be responsible under the relevant Individual Transfer or – in case of the absence of any agreed responsibility - who is in control over the satisfaction of the Closing Condition.

The Sellers hereby confirm that they have received Custodian Bank consent for the transactions contemplated under this Agreement and the Individual Transfers. The Sellers shall use best efforts to obtain the relevant release documentation from the Custodian Bank prior to each relevant Closing Date but shall not be held responsible, if the Custodian Bank does not provide it, subject to the Sellers not doing any act or omission, which shall cause the Custodian Bank not to provide the release or revoke the consent.

7.1.3
The Closing Conditions or any of them may only be waived, in whole or in part, by the written agreement of the relevant Seller and Purchaser, or if stated otherwise in the Individual Transfers pursuant to Schedules 3.1 to 3.11, only by either the relevant Seller or the relevant Purchaser. The effect of a waiver shall be limited to eliminating the respective Closing Condition and shall not limit or prejudice any claims any Party may have with respect to any non-fulfillment of any other Closing Condition under this Umbrella SPA, the relevant Individual Transfer or under applicable law.

7.1.4
For the avoidance of doubt, should the Parties / a Party have validly exercised a rescission right under any of the Individual Transfers pursuant to the terms of this Umbrella SPA (e.g. pursuant to Sections 16.2 or 14.5), the relevant Individual Transfer and the Individual Purchase Price allocated to it pursuant to Annex 4.1 shall be disregarded for the purposes of this Umbrella SPA.

7.1.5
The Sellers and the Purchasers shall each notify the other in writing promptly upon becoming aware that any of the Closing Conditions have been satisfied or have become incapable of satisfaction (unmöglich geworden) and shall, upon request, provide the other Party with any documentation providing reasonable evidence of such fulfillment or incapability of satisfaction.

7.1.6
The Sellers shall use their best efforts to ensure that the Closing Conditions are satisfied, including best efforts to ensure that each Closing Condition is satisfied as soon as possible after the Notarisation Date. The Sellers shall without undue delay notify the Custodian Bank of the transactions contemplated under the terms of this Agreement and shall request the required consents hereto. The Sellers and the Purchasers shall not delay or prevent the satisfaction of the Closing Conditions and are obliged to immediately give any confirmation due or required for the satisfaction of a Closing Condition.

7.2	Time and Place of Closing

7.2.1	The Parties shall effect the Closing for any Individual Transfer on

(a)
the final Business Day of the month in which all Closing Conditions have been satisfied or waived, provided this occurs at least 10 Business Days prior to the final Business Day of that month, however, not before the later of 31 March 2015 and the day following 10 Business Days after the Core Portfolio Closing Condition is satisfied (in each case the “Closing Day”) or

(b)	on such other Business Day the Parties may have agreed upon and

(c)
only referring to the Closing of the Individual Transfer pursuant to Schedule 3.7.1 (soil and ground of the Brussels Property), the transfer of the Shares in Chrysalis from the relevant Seller to the Brussels Purchaser.

On the Closing Day, the Closing Actions shall be taken for the Individual Transfers for which the Closing Conditions are satisfied.
To the extent all Closing Conditions for any additional Individual Transfer are satisfied during the 10-Business-Day time period after the satisfaction of the Core Portfolio Closing Condition, both Parties may agree, acting reasonably, upon Closing such Individual Transfer together with the Core Portfolio irrespective of the time period.
The Individual Transfers, which cannot close with the Core Portfolio because the Closing Conditions are not satisfied, shall then close one after the other as soon as the Closing Conditions under an Individual Transfer are satisfied, in each case at least ten Business Days after this has occurred. The provisions of this Umbrella SPA shall in this case apply mutatis mutandis to the individual Closings.
The “Core Portfolio Closing Condition” is satisfied once the Closing Conditions of (i) at least 5 (five) Individual Transfers are satisfied and (ii) the Individual Purchase Prices and only in respect of the share transfers the relevant agreed property values, respectively sum up to at least (net) EUR 600,000,000 (the "Core Portfolio"). The Parties agree that the closing condition pursuant to Section 7.2.1(c) shall be disregarded for the purpose of determining, whether the Core Portfolio Closing Condition is satisfied.

7.2.2	Long Stop Date, Rescission Rights

(a)
If the Core Portfolio Closing Condition has not been satisfied or waived on or before 31 May 2015 (“Long Stop Date”), the Parties may in their respective absolute discretion jointly agree to extend the Long Stop Date or - after a grace period of 15 Business Days after the Long Stop Date has lapsed - either the Sellers or the Purchasers may each elect to rescind this Agreement unless the relevant Party is responsible (hat zu vertreten) for the failure of one or more Closing Conditions to be satisfied. Such rescission right can only be exercised by the relevant Party within a further period of 30 Business Days after the lapse of the grace period or otherwise such right shall expire.

(b)
If after the Core Portfolio Closing Condition is satisfied and the Core Portfolio is closed but not all of the Closing Conditions under one or more remaining Individual Transfers have been satisfied or waived by the Long Stop Date, the Sellers and the Purchasers may in their respective absolute discretion jointly agree to extend the Long Stop Date for any or all of the remaining Individual Transfers or otherwise – after a grace period of 15 Business Days after the Long Stop Date has lapsed – either the Sellers or the Purchasers may each elect to rescind any one or more of the outstanding Individual Transfers (unless the relevant Party is responsible (hat zu vertreten) for the failure of one or more of the individual closing conditions to be satisfied). Such rescission right can only be exercised by the relevant Party within a further period of one month after the lapse of the grace period or otherwise such right shall expire.

(c)
In the event of a rescission pursuant to (a) or (b), neither Party shall have any claim under this Agreement or the relevant Individual Transfer of any nature whatsoever against the other Party except (i) in respect of any rights and liabilities which have accrued before rescission or (ii) the Sellers are responsible (haben zu vertreten) with at least gross negligence (grobe Fahrlässigkeit) for the failure of a Closing Condition to be satisfied in which case the Purchasers may claim damages in accordance with relevant provisions of the German Civil Code. It is agreed that for the purpose of this Section 7.2.2 damages shall in any case include transaction costs including legal and other advisors’ fees referable to the Individual Transfer that has been rescinded.

7.2.3
Each Closing shall take place at the office of McDermott Will & Emery, Feldbergstraße 35 in Frankfurt am Main, Germany or at such other place the Sellers and the Purchasers may have agreed upon in writing or if required under national law, at local notarial offices as provided for under the Individual Transfers.

7.3	Closing

7.3.1	At each Closing, the Parties shall take the following actions (“Closing Actions”) in the following order:

(a)	Completion of the closing actions under the relevant Individual Transfers, if any, for which the individual Closing Conditions have been satisfied;

(b)
Where required under the terms of an Individual Transfer, execution of the relevant local deed of transfers relating to the transfer of the relevant Property, for which the individual Closing Conditions have be satisfied;

(c)
Payment of the Individual Purchase Price(s) for which the individual Closing Conditions are satisfied either by direct transfer or by instruction of the relevant notaries holding the payments on the Notarial Trust Accounts in accordance with Sections 4.1 and 4.2 or, if otherwise agreed therein, pursuant to the terms and conditions of the relevant Individual Transfer;

(d)	Delivery by the Sellers to the Purchasers of a receipt confirming the payment under Section 7.3.1(c) in compliance with this Agreement;

(e)
Confirmation of receipt of relevant Individual Purchase Price by the relevant Parties to any of the Individual Transfer pursuant to Schedules 3.4 and 3.5 to the notaries instructed under these Individual Transfers.

7.3.2
Purchasers may waive each of the Closing Actions set forth in Section 7.3.1 other than the Closing Actions in Sections 7.3.1(b) and 7.3.1(c) (payment of Purchase Price), which cannot be waived, by written notice to Seller. The effect of a waiver shall not limit or prejudice any claims any Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Umbrella SPA.

7.3.3
If any Party fails to perform or procure performance of their respective Closing Actions to be performed by it, the relevant Purchaser, in the case of non-compliance by the relevant Seller, or the relevant Seller, in the case of non-compliance by the relevant Purchaser, shall be entitled to (in addition to and without prejudice to all other rights or remedies available including the Sellers' rights under Section 7.3.2), by written notice to the other Party (i) fix a new date for Closing (not being more than 10 Business Days after the Closing Day) in which case the provisions of this Section 7.3 shall apply to Closing as so deferred and (ii) if Closing does not occur on the deferred date rescind the Individual Transfer for which the Closing Actions are not performed. Section 16.3 applies to such rescission right.

7.3.4
Any purported withdrawal shall be deemed void and shall not have any effect if, at the time when the notice from the withdrawing Party is received by the other Party, all Closing Actions have been taken or waived. The withdrawal shall not limit or prejudice any claims of the withdrawing Party on the basis of any circumstances relating to the Closing Actions not being taken; Section 7.3.2 shall in particular remain unaffected.

8.	PROCUREMENT OF TITLE, ENCUMBRANCES, CHANGES TO THE LAND REGISTER

8.1	Title Matters

8.1.1
The Sellers are, in return for the payment of each Individual Purchase Price, obliged to transfer legal and beneficial ownership in the relevant Purchase Object (and in the case of the Purchase Objects which are the subject of Schedules 3.1 and 3.2 with full title guarantee) free from encumbrances and other rights of third parties, except for any encumbrances, burdens or other third party rights provided for in Section 8.2.1 and Schedules 3.1 to 3.10. In respect of the Purchase Objects which are the subject of Schedules 3.1 to 3.10; this obligation to procure title shall be governed by the relevant Individual Transfer.

8.1.2
SEB is, in return for the payment of each Individual Purchase Price, obliged to transfer to the relevant Purchaser, pursuant to the provisions of Schedule 3.11 and Schedule 3.7.2, the Shares, with full title guarantee, free from all encumbrances not assumed by the relevant Purchaser and together with all rights which are at the Closing Date attached to them, as set forth in the relevant Individual Transfers.

8.2	Encumbrances, changes to the land register

8.2.1
The relevant Purchaser will assume all encumbrances of the Properties listed in Annex 10.3.1(b) except (i) any rights in favor of the Custodian Bank as listed in Annex 8.2.1 and (ii) any financial charges unless agreed differently in the Individual Transfers and/or pursuant to Section 4.2.2, in each case without deduction from the Individual Purchase Price. The Sellers will thus procure the deletion of all restrictions which were granted or registered in favor of the Custodian Bank or any mortgagee as provided for under the Individual Transfers or any rights not listed in Annex 10.3.1(b).

8.2.2
Any further assumption of third party rights (such as easements or servitudes not registered in the land registers, public charges and restrictions arising from agreements with neighbors and the municipalities along with the underlying obligations, as well as restrictions of the Purchase

Objects under public law), shall be governed by the Individual Transfers in Schedules 3.1 to 3.11.

9.	INDEPENDENT SYSTEM OF GUARANTEES

9.1	Liability System Separate From Statutory Rules
The Purchasers and the Sellers have extensively discussed and negotiated to which extent and in which way the Sellers should be liable for defects of the Purchase Objects and Shares according to Section 3 or if it turns out that the Guarantees are untrue or incorrect. The Purchasers and the Sellers have decided to depart from the statutory system of liability and to provide instead for a separate system of liability as determined in the following.

9.2	State of Transfer

9.2.1
The Purchase Objects are sold in their current condition. The current state and condition resulting from the age and use of the building shall be agreed as the contractually owed factual status. All rights and claims of the Purchasers because of defects of the ground and the building on it shall be excluded, unless otherwise agreed in this Umbrella SPA or in the Individual Transfers.

9.2.2
Unless otherwise agreed in this Umbrella SPA or in the Individual Transfers the Sellers do not assume any liability, in particular not with respect to the size and quality of the Purchase Objects as well as the buildings on it, or the absence of identifiable or hidden defects of the Purchase Objects, as well as the absence of negative impacts from adjacent properties, unless otherwise agreed in this Umbrella SPA or in the Individual Transfers; the risk of the future use, the entitlement to erect buildings and use of the Purchase Objects remains solely with the Purchasers. For the avoidance of doubt, the restrictions of liability, respectively, above shall also apply in the case that lessees claim rent reductions or damages unless such liability arises under a Guarantee in which case only the Limitations on Liability (Section 13) shall apply.

9.3	Agreement on Independent Guarantees
The Sellers guarantee in the form of an independent guarantee according to section 311(1) BGB (selbständiges Garantieversprechen) that, subject to the qualifications set out in Section 9.5, the statements in Section 10 and – if any - in the Individual Transfers (“Guarantees”) are true and correct in relation to the Purchase Objects or the Shares (it being understood that in case a Guarantee is granted pursuant to an Individual Transfer it shall apply only in relation to such Purchase Object or Shares which are the subject of these Individual Transfers) as at the Notarisation Date or as at such date as expressly referred to in the Guarantees, provided, however, that any provisions and limitations contained in this Agreement relating to the consequences of a breach of the Guarantees, including the provisions and limitations set forth in Section 13 (“Limitations on Liability”) form an integral part of the Guarantees (Inhalt des Schuldverhältnisses / Bestandteil der Garantieerklärung), and the Guarantees are only given subject to such provisions and limitations and, provided further, that each of the Sellers gives the Guarantees only in relation to the relevant Purchase Object or Shares sold by it. To the extent a Guarantee refers to the Closing Date it shall mean the relevant Closing Date of the Individual Transfer the Guarantee refers to.

9.4	Purchaser’s Confirmation, Sellers' Representation, Sellers’ Knowledge, Data Room

9.4.1
The Purchasers confirm that when entering into this Agreement the Purchasers solely relied on (i) their inspection and investigation of the Portfolio conducted in the sole responsibility of the Purchasers, and (ii) the Information. The Purchasers had the opportunity to ask questions and seek further clarifications regarding the Information.

9.4.2
Sellers represent that they have disclosed to the Purchasers all information that an experienced real estate investor would reasonably expect in a similar transaction and have put forth best efforts to obtain from its service providers the relevant documents and information and that the Sellers have not put any information in the Data Room in a misleading manner, for example (without limitation) information which the Sellers in each case know is in material respects wrong or inaccurate or incorrectly placed in the Data Room, in each case if the information thereby is misleading.

9.4.3
To the extent this Umbrella SPA makes reference to the knowledge or best knowledge of a or the Sellers, only the actual knowledge or grossly negligent lack of knowledge (grob fahrlässige Unkenntnis), as at the date such declaration is made or at the date otherwise stipulated in this Umbrella SPA of the persons listed in Annex 9.4.3 shall be relevant, having made due and careful enquiry of the asset and property managers currently retained for the Properties (which for each Property are listed in Annex 9.4.3). Any knowledge of any other person shall not be attributed to the relevant Seller.

The persons listed in Annex 9.4.3 have confirmed with the Sellers’ employees specifically tasked with the asset and/or property management, and with the sale of the Properties under this Umbrella SPA that, except as disclosed in the Data Room and/or in the Umbrella SPA, the Individual Transfers and/or the Schedules and Annexes thereto, they are not aware of any incorrectness of the facts underlying the Guarantees given. The Sellers' employees specifically tasked with the asset and/or property management, and with the sale of the Properties under this Umbrella SPA have asked the asset and/or property managers and/or other external parties contracted in respect of the Prime Properties as appropriate (the “Service Providers”), whether they are aware of any incorrectness of the facts underlying the Guarantees given. The Sellers have informed the Purchasers of such instances where the answers to this query uncovered new issues and have made all due and careful enquiries within the given timeframe (apart from court proceedings) to extract satisfactory answers from the Service Providers.
Each Seller hereby assigns, except as provided differently under the Individual Transfers, to the relevant Purchaser with effect as of the Transfer of Possession any claims it has against its Service Providers based on inaccurate or incomplete reporting. The relevant Purchaser accepts such assignment. The Sellers, however, assume no liability for the existence, scope, enforceability and assignability of these assigned claims. Should the Sellers themselves be liable towards the Purchasers and the Claim which has been satisfied by the Sellers is based on an action or omission by a Service Provider, the relevant Purchaser is obliged to re-assign the claims to the Sellers to enable the Sellers to take recourse against the relevant Service Provider.

9.4.4
The documents handed over by the Sellers during the due diligence as well as the questions and answers in the Q&A process all as of 12 December 2014 (the "Cut-Off Date") have been saved on three identical DVDs by the provider of the Data Room for each of the Purchase Objects/Shares (in each case together with a letter of the provider of the Data Room confirming that the DVDs contain an identical copy of the Information provided in the Data Room as at the Cut-Off Date) (“Data Room” or “Information”) which have been reviewed and signed off by the Parties prior to the Date of Notarization. Two sets of these DVDs will be kept in custody by the German Notary until ten years following the date hereof. The German Notary is instructed to provide to the Sellers and/or the Purchasers upon written request and at own cost one set of the DVDs. DVDs remaining with the German Notary after the date falling ten years after the date hereof may be destroyed unless there is a dispute or proceedings have commenced. The German Notary has not reviewed the DVDs and shall not assume any liability for the content and durability of the data. In case of loss or destruction of the DVDs, the German Notary shall be liable only in case of deliberate act or gross negligence. The index to the Data Room is appended hereto as Annex 9.4.4.

Any information disclosed by the Sellers after the Cut-off Date shall not exclude Purchaser's claims, unless the relevant information is listed in the schedule of additional information that was provided to the Purchaser by the Seller after the Cut-Off Date (“Additional Information”). The schedule of Additional Information is appended hereto as Annex 9.4.4a.

9.4.5
The Purchasers have inspected and examined the Properties in the presence of a qualified expert and have carried out a suitable due diligence on them as is customary in acquisitions of this kind, inter alia on the basis of the documents contained in the Data Room. The Purchasers had sufficient opportunity to make their own enquiries on all issues relating to the Properties, to independently investigate all facts and circumstances relating to the development, use and management of the Portfolio, and to obtain all information and documentation that is of significance for the legal, technical and economic evaluation of the Properties and their suitability for the purposes of the Purchasers, judging by the standards that are generally applied to properties of this kind.

9.5	Compartmentalisation

9.5.1	The Purchasers acknowledge and agree that the only Guarantees given in relation to:

(a)	the title

(i)	to the Purchase Objects are those set out in Sections 10.3.1(a) to 10.3.1(d), 10.2.1(m) and 10.2.2(j) and

(ii)	to the Shares are those set out in Sections 10.2.1(a), 10.2.1(b),10.2.1(c), 10.2.2(a), 10.2.2(b) and 10.2.2(c),
together with Sellers' obligation to transfer legal and beneficial ownership pursuant to Section 8.1 (the “Title Matters”).

(b)
real estate, planning and zoning and leasehold matters or any related claims, liabilities or other matters (“Real Estate Matters”) are those set out in Section 10.3.1(e) to 10.3.1(l) of the Guarantees and no other Guarantee is given in relation to Real Estate Matters;

(c)
environment or any related claims, liabilities or other matters (“Environment-Related Matters”) are those set out in Section 10.4 of the Guarantees and no other Guarantee is given in relation to Environment-Related Matters;

(d)
corporate matters or any related claims, liabilities or other matters referring to the shares described in Schedules 3.7.2 and 3.11 (“Corporate Matters”) are those set out in Sections 10.2 of the Guarantees (except those Sections under Section 10.2 that qualify as Title Matters) and no other Guarantee is given in relation to Corporate Matters;

(and in each case (a) to (d) together with the relevant additional guarantees given in the Individual Transfers, if any)

(e)
tax or any related claims, liabilities or other matters (“Tax Matters”) are those set out in Section 11 of this Agreement in connection with the relevant Individual Transfers and no other Guarantee is given in relation to Tax Matters.

9.6	Fraud or Wilful Misconduct

None of the limitations in this Section 9 (including the Limitations on Liability) shall apply to any Claim which arises as a consequence of fraud or wilful misconduct (Vorsatz).

9.7	No Claims Against Employees etc.
The Purchasers undertake to the Sellers that, except in the case of fraud or wilful misconduct, it waives and shall not make any personal claim against any employee, director, agent or officer of any of the Sellers or member of the Seller’s Group on whom it may have relied in relation to any information supplied or omitted to be supplied by any such person in connection with the Guarantees or the Agreement.

10.	GUARANTEES

10.1	Authorization and Legal Organization of Sellers

10.1.1
On the Notarisation Date and on the Closing Date, subject to the approvals pursuant to Sections 7.1.1(a), the execution and performance by the Sellers of this Agreement and the consummation of the transactions contemplated by this Agreement and the Individual Transfers are within the relevant Sellers' corporate powers, do not violate the articles of association of the Sellers and will be, prior to the Closing Date, duly authorized by all necessary regulatory and corporate action on the part of the Sellers.

10.1.2
On the Notarisation Date, there is no lawsuit, investigation or proceeding pending or, to the Sellers' best knowledge, threatened in writing against the Sellers before any court, arbitrator or governmental authority in relation to the Prime Properties or the Shares of Chrysalis or Lindholmen AB.

10.1.3	On the Notarisation Date and on the Closing Date, the Sellers have been duly established and the Sellers validly exist under the laws of their relevant jurisdiction.

10.1.4	On the Notarisation Date and on the Closing Date, no bankruptcy or insolvency proceedings are pending with respect to the Sellers.

10.2	Corporate Matters

10.2.1	Lindholmen AB

(a)
On the Notarisation Date and on the Closing Date SEB is the sole and unrestricted owner of the shares in Lindholmen AB. Purchasers are, however, aware that the original share certificate is not available and cannot be provided to the Purchaser. Sellers have already or shall immediately after the Notarisation Date apply for cancellation of the share certificate and assist the Purchaser after transfer of the Shares in Lindholmen AB in the cancellation process and the process of applying for a new share certificate. The costs of the cancellation procedure and the issue of the new share certificate shall be borne by the relevant Seller.

(b)
On the Notarisation Date and on the Closing Date, the shares in Lindholmen AB are free and clear of any liens, encumbrances or other rights of third parties, and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the shares in Lindholmen AB.

(c)	On the Notarisation Date and on the Closing Date, Lindholmen AB has been duly established under the laws of Sweden and exists under the laws of Sweden.

(d)
Lindholmen AB has not carried out any business other than to acquire, own, manage and develop the Property described in Schedule 3.11 and on the Notarisation Date and on the Closing Date, Lindholmen AB has all corporate powers to conduct its business as presently conducted.

(e)	Annex 10.2.1(e) contains true and correct copy of the articles of association of Lindholmen AB as presently in effect and as in effect on the Closing Date.

(f)	On the Notarisation Date and on the Closing Date no bankruptcy or insolvency proceedings are pending with respect to Lindholmen AB.

(g)
On the Notarisation Date and on the Closing Date, Lindholmen AB is not a party to any agreement which would permit any third party to control Lindholmen AB or obligate Lindholmen AB to transfer profits to any such third party.

(h)	On the Notarisation Date and on the Closing Date, Lindholmen AB holds no interest or share in any other company.

(i)
On the Notarisation Date no lawsuit or other proceeding is pending (rechtshängig) against Lindholmen AB before any court, arbitrator or governmental authority and, to SEB’s best knowledge, no such lawsuit or proceeding has been threatened in writing.

(j)
The audited annual accounts as of 31 December 2013 of Lindholmen AB have been prepared in accordance with Swedish generally accepted accounting principles and give a true and fair view of the business, the financial position and the result of operations of Lindholmen AB as of the date of such accounts.

(k)
All accounts receivable of Lindholmen AB (except any arrears under any of the Lease Agreements in place for the Swedish Property contained in the Preliminary Closing Accounts) are and will be bona fide, good and collectible, without any set-off, counterclaim, restriction or encumbrance, and will be fully paid up within sixty Business Days from the Closing Date, with the exception of the amounts reflected in the reserves for doubtful accounts contained in the Preliminary Closing Accounts (as defined in Schedule 3.11).

(l)
On the Notarisation Date, Lindholmen AB is not bound by any material agreements other than the Lease Agreements set forth in Annex 10.3.2(a) in respect of the Swedish Property and the management agreement, the service agreements and the loan agreements as disclosed in the Data Room and the Additional Information.

(m)
On the Notarization Date and on the Closing Date Lindholmen AB is the owner of and has registered title (Sw. lagfart) to the Property described in Schedule 3.11. All buildings and other objects on the Property that may constitute property, building or industrial appurtenances and fixtures (Sw. fastighets-, byggnads- eller industritillbehör) in accordance with Swedish Law constitute such property, building or industrial appurtenances and fixtures of the Property.

(n)	Lindholmen AB has no, and has never had, any employees and no person will be entitled to employment with Lindholmen AB or the Purchaser as a result of the Agreement

10.2.2	Chrysalis

(a)	On the Notarisation Date and on the Closing Date SEB and Balni are the sole and unrestricted owners of the shares in Chrysalis.

(b)
On the Notarisation Date and on the Closing Date, the shares in Chrysalis are free and clear of any liens, encumbrances or other rights of third parties, and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the shares in Chrysalis.

(c)	On the Notarisation Date and on the Closing Date, Chrysalis has been duly established under the laws of Belgium and exists under the laws of Belgium.

(d)	On the Notarisation Date and on the Closing Date, Chrysalis has all corporate powers to conduct its business as presently conducted.

(e)	Annex 10.2.1(e) contains true and correct copy of the articles of association of Chrysalis as presently in effect.

(f)	On the Notarisation Date and on the Closing Date no bankruptcy or insolvency proceedings are pending with respect to Chrysalis.

(g)
On the Notarisation Date and on the Closing Date, Chrysalis is not a party to any agreement which would permit any third party to control Chrysalis or obligate Chrysalis to transfer profits to any such third party.

(h)	On the Notarisation Date and on the Closing Date, Chrysalis holds no interest or share in any other company except the Balni Share.

(i)
On the Notarisation Date no lawsuit or other proceeding are pending (rechtshängig) against Chrysalis before any court, arbitrator or governmental and, to the SEB’s best knowledge, no such lawsuit or proceeding has been threatened in writing.

(j)	On the Notarisation Date and on the Closing Date Chrysalis is the sole legal owner of the building right described in Schedule 3.7.2.

(k)	On the Notarization Date and on the Closing Date Chrysalis does not have any employees.

(l)
On the Notarization Date and on the Closing Date, Chrysalis has all necessary licenses, permits, authorisations and consents to carry out its business and all of which are valid and enforceable. There is no reason why any of these licenses, permits, authorisations and consents would be revoked, cancelled or suspended.

(m)	Accounts and Liabilities

(i)
The accounts have been prepared and audited in accordance with the law and applicable principles and practices generally accepted in Belgium and show a true and fair view of the financial position and the assets and liabilities of Chrysalis and of the profits or losses, financial condition and results of operations of Chrysalis for the period ended on the date of the relevant accounts.

(ii)
Save for what is disclosed in the Data Room, on the Closing Date, Chrysalis has no material obligation, undertaking, debt or liability, whether actual or contingent (including any off balance sheet liabilities).

(iii)
Since the date of the accounts and on the Closing Date, the business of Chrysalis has been carried on in the ordinary course so as to maintain it as a going concern and the business has been carried on in its ordinary course and, to the best of the Sellers' knowledge, there has been no material adverse change.

(iv)	Since the date of the accounts and on the Closing Date Chrysalis has not:

(1)	declared or paid any dividends or "tantièmes", or otherwise agreed to distribute or pay any funds to any of its directors, shareholders, other securities holders or related parties thereto;

(2)	acquired or disposed of (in any manner whatsoever) any material asset;

(3)	entered into, amended or terminated any material agreement or any agreement containing non arms’ length terms; or

(4)	taken any decision that was not accounted for or reserved against in the completion accounts and that has or could have an adverse effect on the assets or financial position of Chrysalis.

(v)
On the Notarization Date and on the Closing Date all books of accounts, ledgers, and all other accounting or financial Records and documents of Chrysalis that must be maintained by Law, are up-to-date, have been properly maintained and contain true and complete records of all matters required to be entered therein.

(vi)	On the Notarization Date and on the Closing Date Chrysalis has not:

(1)	given or agreed to give any guarantee (whether as "caution / borgtocht", "aval" or otherwise) securing any liability of any third party; or

(2)	issued or agreed to issue any comfort letter (whether binding or not) in respect of any liability of any third party.

10.3	Real Estate and Lease Agreements

10.3.1	Real Estate, Buildings

(a)
Subject to the respective Individual Transfer, the Sellers are, and will be on the Closing Date, the full legal owner of each Purchase Object and have the authority to sell and transfer such Purchase Object.

(b)	On the Notarization Date and on the Closing Date the Prime Properties are not encumbered with any rights of third parties, except as listed in Annex 10.3.1(b).

(c)
The Sellers have not allowed, consented to, requested or applied for any changes in relation to the title of the Prime Properties and their encumbrance with servitudes, easements, liens, mortgages, land charges and other charges (jointly the “Encumbrances”) compared to the current encumbrances as disclosed in Annex 10.3.1(b) and will not do so until the Closing Date unless expressly provided for or permitted in this Agreement or an Individual Transfer. The Sellers are not aware of any process to change the title or the Encumbrances of the Prime Properties initiated by a third party.

(d)
Where applicable (i.e. where a land register, mortgage register or equivalent system exists that lists encumbrances of a property), the Sellers are not aware of any Encumbrances not registered or not capable of registration in the land register (Grundbuch) or equivalent registers.

(e)
Unless disclosed in Annex 10.3.1(e), the Sellers have not allowed, consented to, requested or applied for any changes in relation to public easements (Baulasten) or zoning plan or other edificial or comparable charges under public law compared to those disclosed in each Individual Transfer, and will not do so until the Closing Date unless expressly provided for or permitted in the Individual Transfers and the Sellers are not aware of any process to enter, amend or change such charges under public law initiated by a third party.

(f)
To the Sellers' best knowledge and except as set out in Annex 10.3.1(f) the buildings on the Prime Properties (“Buildings”) have the necessary building permits or other material permits required for the use and possession of the Buildings. The same is true on the Closing Date.

(g)
To the Sellers best knowledge and except as set out in Annex 10.3.1(g), all Prime Properties materially comply with the relevant regulatory requirements, including fire safety standards, health and safety.

(h)
On the Notarization Date there are no unsatisfied instructions or requirements imposed by any public authority that provide for material structural changes or the demolition of any part of the Buildings. Until the Closing Date Sellers have complied at all times with requirements imposed by public authorities including under monument protection regulation unless disclosed in Annex 10.3.1(h).

(i)	To the Sellers' best knowledge no permit relating to the construction or use of the Buildings has been cancelled, revoked or challenged.

(j)
To the Sellers' best knowledge there are no unpermitted encroachments from the Prime Properties onto neighbouring properties or from neighbouring properties onto the Prime Properties, however not from one Prime Property onto another Prime Property.

(k)	None of the Prime Properties will, after payment of the Purchase Price and upon the transfer (including for the avoidance of doubt the transfer of the Shares), be encumbered with any security of any kind (including, without limitation, mortgages, rent assignments, assignment of insurance claims) for any kind of loan or financing (including shareholder loans and financing), unless specifically agreed otherwise in the Individual Transfers.

(l)	To the Sellers' best knowledge, the status of no Property breaches any copyright rights and/or name rights of third parties.

10.3.2	Lease Agreements

(a)
On the Notarisation Date and on the Closing Date Annex 10.3.2(a) contains a true and complete list as at 1 January 2015 of existing real property lease agreements, occupational leases, agreements on use and comparable agreements under Local Law, however, excluding any lease or similar usage agreements on parking lots, antennas and kiosks regarding the Prime Properties or parts thereof (jointly the “Lease Agreements” and each a "Lease") including information as to lessee, term, annual rent payments and ancillary charge payments. Any lease or similar usage agreement in respect of parking lots, antennae and kiosks are listed with respect to each Property in Annex 10.3.2(a) as one collective line item per usage together with the respective total passing annual net rent per usage;

(b)	On the Notarization Date and on the Closing Date, there are no other material contractual agreements or side agreements etc. with the tenants in addition to those specified in Annex 10.3.2(b) and

(c)	the Sellers are not aware of any material information relating to the Lease Agreements which are not provided in the Data Room or in the Additional Information or which are Approved Leases -
it being understood that in both, (b) and (c) such information is "material" which relates to the Lease Agreement’s duration, the amount of rent or ancillary costs receivable, the expenses to be borne by the landlord, rent free periods, rent reviews, break rights or outstanding payments to tenants agreed to under the current Lease Agreements, having any effect after the relevant Closing Date.

(d)
Except as disclosed in Annex 10.3.2(d) on the Closing Date, (i) no advance dispositions have been made affecting any claim for payment of rent under the Lease Agreements and (ii) as at 10 February 2015 there are no arrears of any payments of rent or ancillary charges or any other payments of tenants under the Lease Agreements;

(e)
Except as disclosed in Annex 10.3.2(e) none of the lessees under the Lease Agreements is asserting or threatening to assert any claim for reduction in rent, and no rent under the Lease Agreements is being paid subject to a right to claim back such rent.

(f)
Except as disclosed in Annex 10.3.2(f) none of the lessees has given notice of termination and no notice of termination has been given by the relevant lessors with respect to any of the Lease Agreements.

(g)
Except as disclosed in Annex 10.3.2(g) no lawsuit is pending with any of the lessees and no advance warning has been given that such a lawsuit may be instituted with respect to any of the Lease Agreements.

(h)
All incentives promised to tenants under the Lease Agreements or ancillary documentation have been disclosed in the Data Room (except those that have already been discharged in full). On the Closing Date any such incentives which are due and payable prior to the relevant Closing Date are discharged in full.

(i)
The list of security, surety, deposit or other collateral under the Lease Agreements (the “Rent Security”) attached as Annex 10.3.2(i) as per the date given in such list and the Closing Date, is complete and accurately reflects the rent security the Sellers hold.

10.4	Environmental Matters

10.4.1	Definitions used in this Section on Environmental Matters

(a)	“Environmental Damage” shall mean the presence of Hazardous Materials in the soil, leachate, soil-vapor, ground water, surface water, or building of / on a Prime Property.

(b)
“Hazardous Materials” shall mean any pollutants, contaminants or hazardous substances according to the Environmental Laws including, without limitation, oil, petroleum, asbestos, hazardous wastes or toxic, explosive or radioactive substances.

(c)	“Environmental Authority” shall mean a governmental agency or other regulatory body, court of law or tribunal with jurisdiction under Environmental Laws.

(d)
“Environmental Laws” shall mean all applicable laws, ordinances, rules, directives and regulations relating to Environmental Damages and being applicable to a Property (including buildings) or a Party, as the case may be.

10.4.2	To the best of the Sellers' knowledge no Environmental Damage exists on any site of the Portfolio except as disclosed in Annex 10.4.4.

10.4.3
The Sellers declare that they have no knowledge of Environmental Damage that has not been fairly disclosed to the Purchasers in the Data Room or is otherwise known to the Purchaser. The Sellers declare that they have not caused, or allowed to be caused, any Environmental Damage on any of the Prime Properties up to the Closing Date.

10.4.4
Except as disclosed in Annex 10.4.4, to the Sellers' best knowledge, in the last twelve months (i) neither the Sellers nor Lindolmen AB nor Chrysalis have received any written order from any Environmental Authority lawfully requiring the remediation of any Environmental Damage on any of the Prime Properties, and (ii) no administrative or governmental action, suit, investigation or proceeding has been asserted in writing which would result in such an order and is still pending.

10.4.5	Beyond a liability for a breach of the foregoing Environmental provisions, the Sellers shall not be liable to the Purchasers for any of the Prime Properties being free from Environmental Damages.

10.4.6	Exclusively regarding the Purchase Objects referred to in Schedules 3.8a, 3.8b and 3.9the Seller and the Purchaser agree as follows:

(a)
The Purchaser shall fully indemnify the Seller with respect to any obligations or liabilities of any kind that may arise under Environmental Laws as a consequence of any claims, rights or acts of Environmental Authorities or any other third party that has a bona fide claim in connection with the existence of any Environmental Damage in respect of the relevant Purchase Objects; this shall include, without limitation, any costs incurred for investigating, monitoring, securing, cleaning-up or removing any Environmental Damage (including, without limitation, reasonable and proper fees and expenses of environmental consultants and, legal and other advisors).

(b)
Where any action needs to be taken by the Seller, this obligation to indemnify shall include , without limitation, that at the Purchaser´s option the Purchaser shall either take any such action at its own cost, exercising due care and diligence in this regard, or, alternatively, if such action is taken by the Seller, that the Purchaser shall reimburse the Seller for all reasonably and properly incurred costs, which shall be done by the Purchaser by making timely payment either to the Seller or, if so instructed by the Seller, to any appropriate third-party to be specified by the Seller in writing. This obligation to indemnify shall also cover any legal defense against such measures in consultation with the Seller.

(c)	The obligation to indemnify also applies to any employees of the Seller or any affiliate of the Seller obliged by law to assume liability for the obligations of a Seller,

(d)
If a Party becomes aware of any circumstances giving a reasonably clear indication of any Environmental Damage which could result in a claim under this indemnity, the Party shall give the respective other Parties written notice as soon as reasonably practicable and in any event within thirty (30) days thereof. The notice shall state the nature and amount (if and to the extent that such amount can with reasonable efforts be determined at the time the notice is given) of the Environmental Damage, and the details of the claim being made by the Environmental Authority.

(e)
All measures taken by a Party with respect to any Environmental Damage which could give rise to a claim under this indemnity shall be conducted after prior consultation with the other Party only, unless immediate action is required in which case the other Party shall be informed immediately thereafter of the action taken and the reasons. Parties shall keep each other promptly informed in reasonable detail of the status of any proceeding with regard to Environmental Damage which could give rise to a claim under this indemnity.

10.4.7	The aforementioned obligations to indemnify on the part of the Purchaser shall be

(a)	without prejudice to the environmental guarantee given by the Sellers under this Section 10.4.1 up to 10.4.5; and

(b)
subject to the Seller up until 30 November 2016 contributing fifty percent of the costs, liabilities, expenses and losses resulting from the claim up to a maximum of 5% (five percent) of the Individual Purchase Price of the Purchase Object in question.

10.4.8
Both Parties shall seek to take such reasonable and proper steps as are available to them to mitigate damage, losses, expenses, costs or liabilities arising from any claim which could result in a claim under the indemnity in this clause.

10.5	[blank]

10.6	Employees
There are no employment or pension liabilities which would, as a result of the consummation of this Agreement or the Individual Transfers, transfer to the Purchasers or, with respect to the Individual Transfers as set out in Schedules 3.7.2 and 3.11, to Chrysalis, or Lindholmen AB unless otherwise set out in the Individual Transfers pursuant to 3.1 and 3.2, which provisions shall prevail.

10.7	No Other Guarantee

Aside from the Guarantees, the Sellers do not give any further express or implied guarantees.

10.8	Information of the Purchasers
As of the Notarisation Date, the Sellers undertake to inform the Purchasers of any occurrence that might result in a Guarantee being untrue as at the date it is given. Sellers shall keep the Purchasers informed and coordinate with the Purchasers in good faith in respect of any action to be taken to avoid a Guarantee becoming untrue.

11.	TAX
Tax Matters shall be exclusively governed by the relevant provisions of the Individual Transfers.

12.	INDEMNIFICATION

12.1	Damages
In case of a Claim resulting from a Guarantee being untrue or incorrect (“Guarantee Breach”) or a covenant or an undertaking under this Umbrella SPA or the Individual Transfers being breached (“Covenant Breach”, together with the Guarantee Breach a "Breach") the relevant Seller or Sellers shall put the relevant Purchaser into the position the Purchaser would have been in without the Breach or the breach of a covenant (Naturalrestitution). If the relevant Seller is unable to achieve this position within a reasonable period of time of not more than six weeks after having been notified by the relevant Purchaser of the Breach, the Purchaser may claim monetary damages (Schadenersatz in Geld) from the relevant Seller, provided, however, that such damages shall not cover (i) loss of profit (entgangener Gewinn), (ii) damages and losses to goodwill, or (iii) reputational damages, and (vii) the Purchaser is not entitled to claim damages based on any argument that an Individual Purchase Price has been calculated upon incorrect assumptions. In any event, damages shall include loss of rent. The right of the Purchaser to rescind the Agreement is expressly excluded unless explicitly agreed in this Agreement.

12.2	Right to Rescind in case of Breach
The Purchasers are entitled to rescind the relevant Individual Transfers in relation to a Purchase Object or the Shares in case of a material breach of any of the Title Matters and the Guarantee pursuant to Section 10.1.4.

12.3	Purchaser's Assistance

Without prejudice to its duty to mitigate any loss, the Purchasers shall, at the cost of the Relevant Seller provide all reasonable assistance to the Relevant Seller to remedy any Breach.

12.4	Limitation to Remedies Under Agreement
The Parties agree that the rights and remedies which the relevant Seller on the one hand and the relevant Purchaser on the other hand may have in case of a Breach are, save for specific performance, limited to the rights and remedies expressly contained in this Agreement and Individual Transfers.

12.5	Exclusion of Pre-Contractual Rights
To the extent legally permissible, any pre-contractual claims and rights of any Party of any legal nature whatsoever (contractual, quasi-contractual, tort or otherwise) extending beyond the claims expressly provided for in this Agreement and the Individual Transfers are hereby excluded and waived by the Purchasers and the Sellers.

12.6	Caveat
The provisions of this Section 12 shall not apply to (i) rights and remedies which the Parties may have under applicable mandatory law or as a result of the Purchasers' failure to pay the Purchase Price or any portion thereof in accordance with this Agreement and the Individual Transfers, and (ii) any rights and remedies of any Party for fraud or wilful misconduct.

12.7	Sellers’ Claims Against Third Parties
The Sellers herewith transfer and assign to the relevant Purchasers any and all claims for material defects that the relevant Seller is entitled to against architects, engineers and construction companies, craftspersons and suppliers with respect to the Purchase Objects including the security granted in this respect subject to the condition precedent of Transfer of Possession. The Purchasers hereby accept such assignment.

12.8	Copyrights and Name Rights
The Purchasers are aware that copyright rights and/or name rights may be existing in connection with the Purchase Objects which may cause limitations for structural changes to a building. Any liability of the Sellers due to a potential violation of copyright rights and/or name rights shall be excluded. To the extent that the Sellers are entitled to any copyright-related utilization and exploitation rights with respect to a Purchase Object and/or any claims in connection with construction and renovation works against its contractors, the Sellers hereby assign such rights to the Purchasers with effect as of the Transfer of Possession. The Purchasers hereby accept such assignments. The Sellers shall, however, not be liable for the assignability, existence or enforceability of the assigned rights.

13.	LIMITATIONS OF LIABILITY

13.1	Time Limitation

13.1.1
The Sellers shall not be liable for any claim under or for a Breach of this Agreement, including any claim for damages or indemnification due to a Guarantee being incorrect or an undertaking or a covenant being breached (except for claims regarding Tax Matters, which are solely governed by the Individual Transfers) under the Umbrella SPA and/or the Individual Transfers (“Claim”) unless it receives from the party invoking the Claim written notice:

(a)	prior to the day following 18 months after the relevant Closing Date in the case of a Guarantee Breach; or

(b)	prior to the first Business Day following the fifth anniversary of the relevant Closing Date in the case of a Breach of the Title Matters; or

(c)	prior to 31 December 2016 with respect to any other Claim.

13.1.2	After the expiry of the relevant limitation periods set out under 13.1.1(a), 13.1.1(b) and 13.1.1(c) respectively, the relevant Claims shall be time-barred (verjährt).

13.2	Thresholds
Except in relation to Title Matters a Seller shall only be liable for a Claim resulting from a Guarantee Breach if

13.2.1
the amount of the liability pursuant to a single Claim for a Guarantee Breach exceeds a threshold of EUR 75,000 (in which case the Purchaser shall be able to claim for the entire amount and not merely the excess); and

13.2.2
the aggregate amount of the liability of the Sellers for all Guarantee Breaches under one of the Individual Transfers for which the individual liability exceeds the threshold pursuant to Section 13.2.1 exceeds the threshold of EUR 300,000 (Freigrenze), it being understood that if this threshold is exceeded, the Purchaser shall be able to claim for the entire amount and not merely the excess.

13.3	Maximum Limit for Claims Resulting From a Guarantee Breach

The aggregate amount (Gesamtsumme) of the liability of the Sellers for Claims resulting from Guarantee Breaches but except for Breaches of the Title Matters (to which the maximum liability according to Section 13.7 shall apply) shall be limited to 5% (five percent) of (i) the aggregate Individual Purchase Prices for the Purchase Objects and/or (ii) – relating to Shares – the Agreed Property Value sold by each Fund (cap applies to each of the Funds individually on a funds by funds basis).

13.4	Purchasers' Knowledge
The Sellers shall not be liable for a Guarantee being untrue or incorrect, if the underlying facts of such untrue or incorrect Guarantee have been disclosed in writing to the Purchaser or the representatives or advisers of the Purchaser prior to the Cut-Off Date or if the relevant information is included in the Additional Information, in particular by providing the Information in the Data Room (which is deemed be known by all Purchasers), or if at the Notarisation Date the Purchasers or the representatives or advisers of the Purchasers otherwise know, or fail to know in a grossly negligent way (grob fahrlässige Unkenntnis), unless such facts were provided or presented by the Sellers in a misleading way (concept of true and fair disclosure);

13.5	Insured Claims
No Seller shall be liable for a Breach if and to the extent the loss caused by the damage incurred by the Purchaser is recovered under insurance policies.

13.6	Changes in Legislation
No Seller shall be liable to a Purchaser for any Claim to the extent that the damage incurred results from or is increased by the passing of, or any change in, after the Notarisation Date, any law, rule, regulation or administrative practice of any government, governmental authority, agency or regulatory body unless such Claim occurs as a result of Sellers' non-compliance with such law, rule, regulation or administrative practice prior to the Closing Date.

13.7	Applicability and Maximum Liability of Sellers
The provisions of these Limitations on Liability shall not apply to the liability of any Seller arising from a breach of the Title Matters, provided, however, that such liability of the Sellers shall be limited, together with any other liability of the Sellers under this Agreement, to an amount equal to the relevant Individual Purchase Price of the relevant Purchase Object or Shares. For the purpose of the Sellers' maximum liability and with respect to the Individual Transfers as set out in Schedules 3.7.2 and 3.11, the respective Individual Purchase Price allocated to the Shares shall be the Agreed Property Value.

13.8	Exceptions from the Limitations of Liability
Any exemption from or limitation of liability agreed herein shall not apply to any liability for damage or loss arising from loss of life, physical injury or damage to health any Seller or any legal representative or agent of any Seller is responsible for, nor shall any such exemption from liability apply to any obligation to provide compensation for any damage caused through a wilful or grossly negligent breach of duty by any Seller or any of its legal representatives or agents.

14.	INTERIM PERIOD UNTIL TRANSFER OF POSSESSION

14.1	Conduct of Business until Closing
Following the notarization of this Umbrella SPA, the Sellers may not do the following– unless authorized to do so under this Umbrella SPA, other than with the written consent of the Purchasers (also by email or fax):

14.1.1
conclude, terminate, accept a surrender or otherwise change or vary any lease, license, usufruct lease and similar documents or agreements, collateral or supplemental to such leases or licenses or similar documents or agreements, with respect to the Prime Properties;

14.1.2
take any steps in relation to rental claims with effect after the Transfer of Possession, claims for payment of service charge, rent security/deposits or other claims or dispose of future rental claims;

14.1.3	accept advance rental payments, waive the terms of any lease, license, usufruct or similar, or collateral or supplemental agreements;

14.1.4	grant or formally withhold any consents under any lease (other than those where the relevant Seller is expressly required under such lease to grant consent);

14.1.5	agree the terms of any rent review;

14.1.6	take any steps that might reasonably constitute a violation of the terms of any Lease Agreement;

14.1.7
grant third parties rights in the Prime Properties or Shares or change or terminate such rights which are attached to the Prime Properties or Shares or which exist for their benefit (such as easements) or allow their termination or change;

14.1.8	submit filing requests, withdraw such filing requests or alter them, unless for the purpose of closing this Umbrella SPA;

14.1.9	save for the Approved Leases, conclude, terminate or vary any agreements or take factual actions with respect to Prime Properties beyond the ordinary course of business; the Sellers will inform the Purchasers of any material change to any of the Prime Properties or of new contamination occurring without undue delay and, unless in the case of imminent danger, take appropriate countermeasures only with the written consent of the relevant Purchaser (also by email or fax); in the event of imminent danger the relevant Purchaser shall be notified without undue delay of the measures taken; consequential measures require the written consent of it (also by email or fax);

14.1.10	initiate, compromise or settle any litigation, arbitration, action, demand, dispute or appeals with respect to the Prime Properties or Shares other than those which only directly affect the Seller;

14.1.11
cancel or vary or consent to any cancellation or amendment to the terms of any insurance policies with respect to the Prime Properties or take any action which may invalidate any such insurance policies other than a termination effective as of Transfer of Possession.

14.2	Sellers’ Undertakings
The Sellers undertake towards the Purchasers to

14.2.1
maintain and manage the Prime Properties in the normal course of business, including continuing to perform the obligations as lessor as applicable under any Lease, and in close communication with the Purchasers duly and diligently;

14.2.2	prepare due rent reviews, unless specified otherwise in the Individual Transfers, and claim pre-agreed or index based rent adjustments when due;

14.2.3	maintain on existing terms all existing insurance policies relating to the Prime Properties until the Transfer of Possession;

14.2.4
inform the Purchasers without undue delay (in any case within five business days after discovery) and in writing of any deterioration of any Property, and allow the Purchaser access to the relevant Property to make his own assessment of the deterioration; and

14.2.5	inform the Purchasers without undue delay and in writing about any material event (e.g. insolvency, termination of lease) with a tenant.

14.2.6	permit the Purchasers and their agents at their own costs, upon 7 Business Days prior notice, reasonable access during normal business hours to each of the Prime Properties;

14.2.7	effect at their own cost any required routine maintenance;

14.2.8	carry out all inspections required by mandatory law, public order or insurance requirements;

14.2.9
pay to the relevant utility providers, service providers and other third parties all due ancillary costs and other costs that cannot be charged to tenants; Sellers shall be entitled to refuse payment in case of permitted retention rights under the respective utility-/service agreement.

14.2.10	pay all due taxes, duties and other public charges;

14.2.11	make all due payments to financing banks and other creditors (e.g. contractors) in order to avoid recourse against or enforcement of charges secured on the Prime Properties;

14.2.12	ensure material compliance with all applicable laws for any measures of construction, maintenance or repair performed as of the Notarisation Date;

14.3	Sellers’ undertakings regarding Chrysalis
The Sellers undertake towards the Purchasers

14.3.1	To cause Chrysalis to act in its ordinary course of business.

14.3.2	Not to approve any of the following resolutions at any shareholders’ meeting of Chrysalis, without limitation, without the Purchaser’s prior written consent:

(a)	declaring any dividends or “tantièmes”;

(b)	increasing or decreasing Chrysalis’ capital, or making any other amendment to the Chrysalis’ Articles of Association;

(c)	approving the contribution or the sale by Chrysalis of its business as a whole (“universalité / algemeenheid”); or

(d)	winding up, merging or splitting up Chrysalis.

14.3.3
To cause Chrysalis (acting through its Board of Directors or, as the case may be, the person in charge of daily management or any attorney-in-fact) not to do any of the following, without limitation, without the Purchasers’ prior written consent:

(a)	relocate its registered office;

(b)	open, relocate or close down any place of business in Belgium or any branch office, representative office or permanent establishment abroad;

(c)	increase its capital through the authorised capital procedure (“capital autorisé/toegestaan kapitaal”);

(d)	enter into, amend or terminate any joint venture, partnership, profit sharing or any similar agreement or arrangement;

(e)	acquire (in any manner whatsoever) any shares or other securities in any corporation, company or partnership;

(f)	make any change to its valuation rules or accounting policies or practices;

(g)	incur any indebtedness (of any nature whatsoever) otherwise than within the scope of their daily management;

(h)	give any guarantee (whether as “caution / borgtocht” or otherwise) to secure any liability of any third party;

(i)	incur any liabilities in respect of any loans, overdrafts or other financial facilities otherwise than within the scope of their daily management;

(j)	declare any interim dividend;

(k)	acquire or dispose of (in any manner whatsoever) any division (“branche d’activité / bedrijfstak”);

(l)	acquire or dispose of (in any manner whatsoever) any asset (other than assets composing a division), except within the scope of their daily management;

(m)	create any overall pledge on their assets ( “gage sur fonds de commerce / pand op de handelszaak”);

(n)	create any other security interest on any of its assets, except within the scope of their daily management;

(o)	grant any loan or advance any monies to any third party, or enter into any similar transaction, except within the scope of their daily management;

(p)	enter into, amend or terminate any lease agreement in respect of any real property owned by them;

(q)	enter into, amend or terminate any material agreement;

(r)	enter into, amend or terminate any agreement, outside the scope of their daily management;

(s)	institute any legal proceedings, or settle any litigation in which they are involved as a plaintiff or a defendant; or

(t)	enter into any agreement or commitment to do any of the above.

14.4	Seller’s Undertaking regarding the Milan Property
The Sellers shall, on or before the Closing Date of the Milan Property, provide evidence reasonably satisfactory to the Purchaser of payment of the Italian registration taxes relating to the two lease agreements with the tenant Xchanging Italy Spa and the lease agreement with the tenant Global Shared Services Srl.  If and to the extent such evidence is not provided on or before the Closing Date of the Milan Property, the relevant Seller shall indemnify the relevant Purchaser for any loss, cost, expense or liability arising in any way in respect thereto.

14.5	Material Adverse Changes

14.5.1
The Sellers shall be liable for any deterioration in the condition of any of the Prime Properties that may occur between the date of notarisation of the Umbrella Agreement and the Closing Date unless such deterioration falls within the limits of normal wear and tear, it being understood that any wear and tear resulting from actions, or the lack of actions, not in compliance with Section 14 shall in no case be deemed to be ordinary wear and tear. In such case, the Sellers shall be obliged to remedy the defect and (if the deterioration is discovered after the Closing Date) compensate for any costs of such remediation including any loss of rent. Remediation has to be undertaken in any case in a good and workmanlike manner with good quality materials and by a reputable firm and without undue delay after the deterioration is discovered.

14.5.2
If any deterioration in the condition of a Property is covered by insurance, the relevant Purchaser shall be informed of this immediately and shall be entitled to demand any insurance benefits payable in this respect. The Purchaser may claim such insurance benefits only in lieu of its claim for the damage being repaired by the Seller pursuant to Section 14.5.1.

14.5.3
In the event of any deterioration in the condition of a Property going beyond normal wear and tear, the reinstatement costs exceeding 20% of the Individual Purchase Price of the relevant Purchase Object or in the case of Shares the Agreed Property Value as described in Annex 4.1 plus value-added tax and/or which requires a time period to reinstate of more than six months, the Purchaser shall be entitled to rescind the relevant Individual Transfer in respect of the affected Property.

14.5.4
The Purchaser is entitled to rescind the relevant Individual Transfer in relation to a Purchase Object/Share in case there is a rent shortfall pertaining to the respective Property due to a tenant falling into insolvency or an extraordinary termination of a Lease, as set forth in the list of Lease Agreements specified in Section 10.3.2(a), which exceeds 15% of the relevant Property's total net rent (as set forth in the list of Lease Agreements specified in Section 10.3.2(a)). Should more than one Lease be extraordinarily terminated or more than one tenant fall into insolvency for a given Property, the loss of rent of all terminated Leases / Leases with an insolvent tenant shall be aggregated to determine whether or not the threshold for the rescission right is exceeded.

14.5.5
The rescission right pursuant to Sections 14.5.3 and 14.5.4 must be exercised within one month of the date the Party exercising the right becoming aware of the deterioration and the anticipated costs of reinstatement or of the rent shortfall. In case of rescission the statutory provisions relating to consequences of rescission apply. Section 16.3 applies to such rescission rights.

14.5.6
In case the Parties cannot agree on the anticipated costs for reinstatement, the anticipated reinstatement time or the rent shortfall, these circumstances shall be determined for them by a jointly selected and appointed expert arbitrator (Schiedsgutachter). If the Parties cannot agree on an expert arbitrator such expert arbitrator will at the request of either Party be bindingly designated by the president of the Chamber of Commerce (or equivalent under local law, as designated in the Individual Transfers) competent of the location of the relevant Property. The costs of the expert arbitrator are split according to secs. 91 seq. ZPO. The expert arbitrator is asked to also decide on the costs in his determination.

If expert arbitrator proceedings are pending in relation to a Purchase Object or the Shares, the maturity of the Individual Purchase Price for such Purchase Object or the Shares according to Section 4.1.4 shall be suspended until ten Business Days after the determination of the expert arbitrator is rendered.

14.6	Purchaser’s Undertakings

14.6.1
The Milan Purchaser shall, on or immediately after the Closing Date enter into a temporary lease agreement with SEB-GER Milan Branch materially in the form of the draft attached as Annex 14.6.1 to lease certain spaces located at the first underground floor of the Milan Property.

14.6.2
The Rotterdam Purchaser undertakes towards the Seller to enter into a lease transfer agreement materially in the form as attached in Annex 14.6.2 regarding the transfer of the Ontwikkelingsbedrijf Rotterdam's position as a lessee under the existing lease agreement with Regionale Directie Domeinen West (attached in Annex 14.6.2 for the purpose of reference) if so requested by the Ontwikkelingsbedrijf Rotterdam before the Closing Date.

15.	TRANSFER OF POSSESSION, DOCUMENTATION, ETC.

15.1	Transfer of Possession

15.1.1
Save as provided in Section 15.1.3 and 15.1.4 below, possession, benefits and burdens to the individual Property in relation to which closing has occurred, shall pass on to the relevant Purchaser on 24:00 hrs. on the relevant Closing Date (“Transfer of Possession”), provided that, for the purpose of calculations re apportionments, accounts, tax, and completion accounts, the Closing Day shall be considered a day of Seller’s ownership.

15.1.2
Save as provided in Section 15.1.3 below, upon Transfer of Possession of a Property, the risk of accidental loss or deterioration, the benefits and charges and all duties to safeguard traffic relating to the Property shall pass from the Seller to the Purchaser. As of Transfer of Possession, the Purchaser shall assume the rights and obligations arising from the ownership of the Property, thereby releasing the Seller, and shall indemnify and hold the Seller harmless from any claims arising from the ownership of the relevant Property as of the Transfer of Possession.

15.1.3
In respect of the Purchase Objects which are the subjects of Schedules 3.1 and 3.2, completion of the transfer of that Purchase Object shall occur on the relevant Closing Date in accordance with the provisions of Schedules 3.1 and 3.2 (with the time of such closing being the "Transfer of Possession" for the purposes of this Purchase Object) and provided that for the purposes of apportionments, the Closing Day shall be considered a day of the Seller's ownership. Upon such Transfer of Possession, the risk of accidental, loss, damage and deterioration shall pass from the Seller to the relevant Purchaser. The indemnity contained in Section 15.1.2 shall not apply in respect of the Purchase Objects which are the subject of Schedules 3.1 and 3.2 as such matters shall be covered in the relevant transfer documents that give effect to the transfer as provided for in Schedules 3.1 and 3.2.

15.1.4
In respect of the Purchase Objects which are subject of Schedules 3.3 and 3.10 Transfer of Possession shall occur upon execution of the relevant deed of sale (drafts of which are attached in Schedules 3.3 and 3.10) and be governed only by the respective Individual Transfers and this Section 15.1 shall not apply. For these Purchase Objects, Transfer of Possession shall be the transfer of possession as set forth in the Individual Transfer.

15.1.5	In respect of the Shares which are subject of Schedules 3.7.2 and 3.11 the transfer shall be governed only by the respective Individual Transfers and this Section 15.1 shall not apply.

15.1.6
The Sellers shall indemnify the Purchasers for real estate or residential tax and related ancillary payments (included payments due under applicable public law for public development measures, etc.) to the extent they relate to periods up to the date of the Transfer of Possession or, as the case may be, i.e., the real estate or residential tax for the year of Transfer of Possession shall be allocated pro rata temporis between the relevant Purchaser and the relevant Seller. The Parties shall indemnify and hold harmless each other in their internal relationship against all claims and demands contradictory to the above allocation. This Section 15.1.6 shall not apply to the transfer of the Shares, which instead shall be governed by the Individual Transfers pursuant to Schedules 3.7.2 and 3.11.

15.1.7
For the avoidance of doubt, legal title and beneficial ownership shall transfer to the relevant Purchaser on the Closing Date; provided that, where it is not possible under the law of the jurisdiction of the Purchase Object or Shares to transfer legal title on the Closing Date, possession and beneficial ownership shall nevertheless transfer on the Closing Date and final transfer of title shall occur under the provisions of the relevant Individual Transfer.

15.1.8
The Sellers hereby authorize the relevant Purchaser to exercise all rights relating to the relevant Property like an owner with effect as of the Closing Date, provided that the Purchasers shall indemnify and keep the Sellers harmless from any claims, costs, damages or other burdens incurred by a Seller in connection with such authorization of a Purchaser. The relevant Seller will, at the relevant Purchaser’s request, confirm such authorization in writing. The Sellers are obliged to reasonably cooperate in the exercise of such rights to the extent necessary.

15.2	Documentation, Transfer of Property Related Agreements

15.2.1
The Sellers shall deliver to the Purchasers on the Closing Date the completion deliverables set out in each of the Individual Transfers, if any. All other documents relating to the Purchase Objects or Shares and necessary for their ownership and operation – to the extent they are present with or under the control of the Sellers (or its service providers, in particular the Property Manager) – shall be delivered to the Purchasers as soon as practicable and in any event no later than within four weeks upon Transfer of Possession of the relevant Purchase Object or transfer of the Shares in the original, otherwise as copies.

15.2.2
The Sellers shall be entitled to retain copies for themselves. Excluded from the obligation to hand over to the Purchasers shall be in particular documents with confidential information like internal notes and calculations, brokerage engagements, conceptions or marketing studies and all comparable documents.

15.2.3
Except where provided otherwise under the Individual Transfers, the Purchasers shall – unless notified otherwise by the Purchasers prior to the relevant Closing Date- continue all contractual arrangement with third parties pertaining to the Purchase Objects as set forth in Annex 15.2.3 for the relevant Properties. Each Purchaser assumes – irrespective of a potential termination right – contingently upon and with effect of Transfer of Possession, all rights and obligations arising from such agreements for periods after the Transfer of Possession. In the event that the assumption of any of the aforementioned contractual agreements is subject to the prior consent of the other party and this party refuses to approve the assumption of any of the aforementioned contracts, the respective Seller shall be obliged to maintain the contract(s) in question at the relevant Purchaser's request and for the Purchaser's account and at its expense until the next available termination date and afterwards be entitled to terminate the relevant contractual agreement. To the extent the services under the agreements as set forth in Annex 15.2.3 cannot be demarcated as belonging prior or subsequent to Transfer of Possession, the Sellers and Purchasers shall settle any claims for remuneration or consideration of the relevant parties that relate to such services on a pro rata temporis basis (i.e. insofar as they are payable for services for periods of time prior to or subsequent to Transfer of Possession).

15.2.4
The Sellers assign on the Closing Date to the Purchasers the claims for defects or malperformance out of the agreements mentioned in Section 15.2.3 or any other agreements relating to any Property upon Transfer of Possession. The Purchasers hereby accept such assignments. The Sellers shall, however, not be liable for the effectiveness, the existence, the amount, the absence of objections or the enforceability of such claims save as otherwise set out in this Umbrella SPA. The Sellers shall, if so requested by any Purchaser, repeat or re-declare the above assignment in sufficiently clear form, if necessary. The Sellers shall assign to the Purchasers on the Closing Date any collateral security provided in this respect with effect from the Transfer of Possession. Any amount withheld from the contractual remuneration due to any service provider shall be paid to the respective Purchaser. Collateral security provided under the underlying contracts for work shall be held and drawn on or released as stipulated therein.

15.3	Insurances
Any insurance regarding the Purchase Objects will expire upon the Transfer of Possession. Accordingly, the Purchasers will not assume the insurance agreements and not become the insured party or the beneficiary. The Purchasers undertake towards the Sellers to keep the individual Purchase Object upon the Transfer of Possession insured at a sufficient amount and in accordance with statutory requirements until the date on which legal title is transferred.

15.4	Purchasers’ Entitlement

15.4.1
The Sellers authorize the Purchasers with effect upon the Transfer of Possession to make use of and exercise all ownership rights (including towards authorities) as if the legal ownership (as opposed to only beneficial ownership) had already passed on to the Purchasers upon the Transfer of Possession.

15.4.2
To the extent legally possible under the relevant jurisdiction of a Purchase Object, the Purchasers herewith indemnify the Sellers from all damages, expenses and disadvantages arising from the exercise of this power of attorney. Upon request of a Purchaser, the Sellers shall reiterate this power of attorney in a separate deed at the Purchaser’s costs.

15.5	Transfer of Lease Agreements Following Closing

15.5.1
Upon Transfer of Possession, the Purchasers will assume the lease agreements in place for the Purchase Objects (“Portfolio Leases”) from the relevant Seller. Therefore, upon Transfer of Possession, all rights and obligations under the Portfolio Leases relating to periods after the Transfer of Possession shall pass on to the relevant Purchaser. Accordingly, the relevant Seller shall indemnify the respective Purchaser from claims of the lessees pertaining to periods prior to Transfer of Possession.

15.5.2
The relevant Sellers herewith assign their claims as of the Transfer of Possession under the Portfolio Leases contingent upon and with effect of Transfer of Possession to the relevant Purchaser who accepts such assignment. The relevant Purchaser in turn indemnifies the respective Seller from all rights and claims of lessees which come into existence or become due after the Transfer of Possession.

15.5.3
The Sellers shall remain entitled to pursue any claims for arrears of rent (also by taking legal actions, however excluding the right to draw guarantees) against the lessees to the extent such claim arose and became due prior to the Transfer of Possession and including any disputes with lessees regarding statements of operating costs that have not been settled as per the Closing Date.

(a)
In respect of the Purchase Objects, the following is agreed: The Sellers shall however, not do so before (i) the relevant Purchaser is informed of the action to be taken and the Sellers, if requested by the Purchaser, shall cooperate with the Purchaser to recover such arrears without taking legal action and (ii) a grace period of at least 20 banking days has expired without the claim being satisfied either by the relevant tenant or the relevant Purchaser. In any event, the Seller shall not be entitled to take any actions against a tenant, if (i) the claim has already been due for more than four months or (ii) is below EUR 40,000 (net) or the equivalent (“Collection Limits”). Subject to compliance with the aforementioned right, the Seller’s right to sell and assign a claim to a third party debt collector shall remain unaffected, subject to that the relevant Purchaser being granted a right of first refusal.

(b)
In respect of the Shares, the following is agreed: Irrespective of contrary undertakings in this Agreement, the Seller shall be entitled to cause Chrysalis and Lindholmen AB, respectively, to pursue any claims for arrears of rent from the date hereof to the date of Closing in the same manner as agreed in Section 15.5.3(a) above. However, the right to sell and assign a claim is excluded and the Collection Limits do not apply. These rights shall expire on the Closing Date.

15.5.4
The Seller and the Purchaser will inform the lessees immediately after the Transfer of Possession in a joint letter in a form appropriate to the respective jurisdiction, of the change of the lessor and upon request of the Purchaser, the Seller shall provide such letter on the Closing Date.

15.5.5
To the extent the aforementioned rights and claims against the lessees cannot be assigned under the applicable local law provisions, the Sellers herewith authorize the Purchasers to exercise and assert such rights in its own name upon Transfer of Possession. If the Purchaser exercises such rights and claims in the name of a Seller, the respective Purchaser herewith indemnifies this Seller from any damages, and proper expenses or disadvantages actually incurred resulting from the exercise of such rights, especially from third party’s claims. This shall also apply in case this Umbrella SPA may cease to exist for whatever reason.

15.5.6
The Parties will allocate rental payments and payments of service charges according to Section 15 with effect from Transfer of Possession. The Sellers will transfer payments of rent or service charges for periods after Transfer of Possession within ten Business Days after the respective receipt of payment without interest into the rent account of the Purchaser, except as otherwise provided in the Individual Transfers.

15.5.7
Except as provided differently in any Individual Transfer, the service charges for the period until 31 December 2014 shall be accounted for and settled by the relevant Seller with the lessees. The service charge for periods beginning on 1 January 2015 shall be accounted for and settled by the relevant Purchaser with the lessees. The balances for the period between 1 January 2015 and the Transfer of Possession shall be settled between the Purchasers and the Sellers internally, i.e. without an interim calculation for the lessees as follows:

(a)
Any payments made by the Sellers in settlement of costs recoverable from the tenants and accrued up to the Transfer of Possession shall be set off against the advance payments made by the lessees in respect of service charges up to that date and that may be allocated to the lessees, and any balance determined in this regard shall be settled by the relevant Seller and Purchase inter se.

(b)
In addition, the Parties shall draw up an interim statement of accounts as of the Transfer of Possession, with all costs and charges incurred with respect to the relevant Property being split up between the Parties inter se (pro rata temporis and, if appropriate, in relative proportion to the size of the premises). A final statement of account will be drawn up by the Parties as soon as reasonably practicable following the relevant Closing Date and in any event within three month of the relevant Closing Date and any balancing payments shall be paid by the relevant Party.

15.6	Securities for Rent

15.6.1
The Sellers shall not be entitled to draw upon any security for rent provided by the lessees. The security for rent in the amount specified in Annex 10.3.2(i) shall be assigned in accordance with the following Section 15.6.2.

15.6.2
All deposited funds (including any accrued interest up to such time) and all bank guarantees or similar security for rent provided by the lessees as security shall be transferred to the relevant Purchaser upon Transfer of Possession.

15.6.3
The relevant Seller of the Milan Property undertakes to cooperate to procure that the lessees under the Lease Agreements for the Milan Property issue new guarantees for the benefit of the Milan Purchaser to replace the guarantees provided pursuant to the relevant Lease Agreements and the Seller of the Milan Property undertakes that until such a time when the Milan Purchaser has received all such guarantees the Seller will cooperate to allow the Milan Purchaser to enforce under Italian law the existing guarantees.

15.7	Brussels Lease
On the Closing Date of the Brussels Property, SEB shall and the Brussels Shares Purchaser shall procure that Chrysalis shall execute a lease agreement materially in the form as set forth in the draft lease agreement attached as Annex 15.7.

15.8	Sale of the Balni Share
In due time on or around the Closing Date of the Shares in Chrysalis to the relevant Purchaser, the relevant Purchaser shall cause Chrysalis to enter into a sale and purchase agreement with SEB for the sale and transfer of the Balni Share. The transfer shall occur free of any representations and warranties at the book value of the Balni Share.
SEB undertakes to Chrysalis to buy the Balni Share from Chrysalis (Vertrag zugunsten Dritter) at the conditions indicated above.

16.	RIGHTS OF RESCISSION

16.1	The Agreement
Except as explicitly stated in this Umbrella SPA or the Individual Transfers, neither party is entitled to rescind from this Agreement or the Individual Transfers.

16.2	Individual Transfers
In addition to any other rights of rescission under this Umbrella SPA,

16.2.1
a Party shall be entitled to rescind any of the Individual Transfers - but only the concerned Individual Transfer - if so agreed in the relevant Individual Transfer and the reasons for the rescission apply thereunder;

16.2.2
both parties shall be entitled to rescind any of the Individual Transfers - but only the concerned Individual Transfer - if a statutory pre-emption right (or similar pre-emptive right not privately agreed) is exercised in respect of the relevant Property transferred thereunder (whereby the statutory obligations of the relevant Seller vis-à-vis the party exercising the pre-emption right shall remain unaffected thereof).

16.2.3
Both Parties shall be entitled to rescind this Umbrella SPA and the Individual Transfers in the event that the Purchaser does not obtain Merger Control Clearance by the Long Stop Date. For the avoidance of doubt, rescission pursuant to this Section 16.2.3 shall not give rise to any entitlement for the Seller to the Contractual Penalty and the Escrow Amount plus all accrued interest and the Corporate Guarantee shall be returned to the Purchaser without delay following on the Long Stop Date (and the Notary shall be instructed accordingly).

16.3	General Provision on Rescission Rights

16.3.1
Unless provided differently in this Umbrella SPA or any Individual Transfer any rescission rights under this Umbrella SPA or the Individual Transfers shall be exercised within four weeks after the Party entitled to rescind gains knowledge of the occurrence of the event giving rise to the rescission right by written declaration to the German Notary. The Sellers and the Purchasers herewith entitle the German Notary to receive such declarations on their behalf; after the lapse of the four-week-period, the respective rescission right shall lapse.

16.3.2	In case of a rescission pursuant to Section 16.2.2 or Section 16.2.3, there shall be, except in the case of fault, no damage or reimbursement claims.

16.3.3
The rescission from this Agreement shall at the same time be a rescission from all Individual Transfers. To the extent an Individual Transfer has already closed prior to the notification of such rescission, a rescission from this Agreement shall at the same time be a rescission of the remaining Individual Transfers that are not closed only.

16.3.4
Any rescission from an Individual Transfer shall only affect the Individual Transfer and shall have no effect on the other Individual Transfers or this Agreement except that the rescinded Individual Transfer shall no longer be part of this Agreement.

17.	MERGER CONTROL CLEARANCE
Parties obtained merger control clearance on 16 January 2015.

18.	COSTS, REAL ESTATE TRANSFER TAX
All costs, except as provided below, connected with the Reference Deed, this Umbrella SPA, the Individual Transfers, the Escrow Account any additional required local agreements and transfer documents and its completion, including the costs and fees for the required public law consents and declarations and any real estate transfer tax (or similar duties as applicable under the local laws) shall be borne by the Purchasers. SEB, for the respective selling fund, bears all fees for (i) releasing the Purchase Objects or Shares or Properties from any securities granted or from any other encumbrances to be deleted and (ii) provision of the required consents of SEB AG and/or BaFin.
Each Party shall bear the costs of its own legal and other advisors and agents including negotiating and agreeing all aforementioned agreements and documents.

19.	NOTIFICATIONS

19.1	Purchasers’ Agent

19.1.1	Each Purchaser by its execution of this Umbrella SPA irrevocably appoints
Prime HoldCo C-T S.à r.l.,
6A Route De Treves - 6th Floor,
Senningerberg,
L 2633 Luxembourg
to act on its behalf as its agent (“Purchaser’s Agent”) in relation to this Umbrella SPA and irrevocably authorizes on its behalf to give and receive all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Purchaser notwithstanding that they may affect the Purchaser without further reference to or the consent of that Purchaser; and in each case the Purchaser shall be bound as though the Purchaser itself had given or received the notices and instructions or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

19.1.2
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made or received by the Purchasers’ Agent or given to the Purchasers’ Agent under this Agreement on behalf of another Purchaser or by a Seller or in connection with this Agreement shall be binding for all purposes on that Purchaser as if that Purchaser had expressly made, given, received or concurred with it. In the event of any conflict between any notices or other communications of the Purchasers’ Agent and any other Purchaser, those of the Purchasers’ Agent shall prevail.

19.1.3	Each Purchaser hereby – to the extent applicable and legally possible - exempts the Purchaser’s Agent from the restrictions provided for in Section 181 of the German Civil Code.

19.1.4	Purchaser’s Agent must not cease to be a Purchasers’ Agent unless a replacement Purchasers’ Agent has been appointed to the reasonable satisfaction of the Sellers.

19.2	Declarations or notifications to the Sellers

19.2.1	Declarations or notifications to any of the Sellers shall be made in writing together with a pdf copy by e-mail and be addressed to:
SEB Investment GmbH
Rotfeder-Ring 7
D – 60327 Frankfurt am Main
Attn.: Mr. Nils Hübener
E-mail: nils.huebener@sebam.de
With a copy to:
Dr Jens Ortmanns,
McDermott Will & Emery
Stadttor 1
40219 Düsseldorf, Germany
E-Mail: jortmans@mwe.com

19.3	Declarations or notifications to the Purchaser’s Agent

19.3.1	Declarations or notifications to the Purchaser’s Agent shall be made in writing together with a pdf copy by e-mail and be addressed to:

(a)	Purchaser’s Agent and

(b)	For all Purchasers to:

(i)	c/o NorthStar Asset Management Group, attn. General Counsel, 6A Route de Trèves, 6th Floor, 2633 Luxembourg, Luxembourg, Email: legal@nsamgroup.com
and

(ii)	c/o NorthStar Asset Management Group, attn. Shawana McGee, 6A Route de Trèves, 6th Floor, 2633 Luxembourg, Luxembourg, Email: smcgee@nsamgroup.eu
and

(iii)	c/o NorthStar Realty Finance Corp., attn. Ronald J. Lieberman, Esq., 399 Park Avenue, 18th Floor, New York, NY 10022, USA, Fax: +1 (212) 547-2704, Email: rlieberman@nsamgroup.com
With a copy to:

(iv)	Clifford Chance Deutschland LLP, attn. Thomas Reischauer, Mainzer Landstraße 46, 60325 Frankfurt am Main, Germany, Fax: +49 (0)69 7199 4000

19.4	Purchasers’ Domestic Process Agent
The Purchasers herewith appoint
Zeidler Outsourcing Services UG (haftungsbeschraenkt)
c/o Process Agent Services
Bettinastrasse 48
60325 Frankfurt am Main
Germany
as domestic German process agent for service. The Purchasers shall be entitled to replace the German process agent from time to time provided that at all times during the term of this Agreement a German domestic process agent is appointed. The Purchasers shall inform the Sellers about any replacement of the German domestic process agent with due notice.

19.5	Receipt of Notices

19.5.1	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received:

(a)	in the case of a notice left at the address of the addressee, upon delivery at that address; and

(b)	in the case of a posted letter, on the third day after posting.

19.5.2
A notice received or deemed to be received in accordance with Section 19.5.1 above on a day which is not a Business Day in the place of receipt or after 5 p.m. on any Business Day, according to local time in the place of receipt, shall be deemed to be received on the next following Business Day in the place of receipt.

19.5.3	Each Party undertakes to notify the other Parties by notice served in accordance with this Section 19.5 if the address specified herein is no longer an appropriate address for the service of notices.

20.	CONFIDENTIALITY, ANNOUNCEMENTS

20.1	No Disclosure of Confidential Information
Each Party agrees to maintain in confidence the economic terms contained in this Agreement, information and data furnished or made available by Sellers, its agents or representatives in connection with Purchaser's investigation of the Properties and Shares and the transactions contemplated by this Agreement (collectively, the "Confidential Matters"); provided however, that each Party, its agents and representatives may disclose such information and data (i) to such Party's direct and indirect accountants, attorneys, prospective lenders, investment bankers, underwriters, partners, members, investors (prospective and current), employees, affiliates, officers, directors, consultants and advisors (collectively, "Representatives"), in each case, solely to the extent that such Representatives reasonably need to know such information in connection with assisting Purchaser in connection with the transaction contemplated herein, and Purchaser shall be liable to the Sellers for any action or omission prohibited under this Agreement by any of its Representatives; (ii) to the extent required by an applicable statute, law, regulation, governmental authority or securities exchange; (iii) to the extent required by Purchaser's reporting requirements under the rules and regulations of the Securities and Exchange Commission, including, without limitation, the necessity of filing Form 8-k disclosure with respect to the transaction contemplated hereby or as required by any securities exchange, (iv) if in the opinion of counsel to the disclosing Party, disclosure is required to comply with any mandatory provision of law, of any directive from a government recognized stock exchange, or of a binding decision from a court or another government body, (v) with respect to generic disclosures about business and pipeline of the Purchaser or any affiliate of the Purchaser made in the ordinary course of business that would not reasonably be expected to identify Seller with the specific transaction contemplated hereby; or (vi) if required by subpoena issued in connection with any litigation or proceeding.

20.2	Announcements
Each Party shall use reasonable efforts to notify the other of impending press-releases regarding the conclusion of this Agreement and the Individual Transfers; provided that the Sellers shall not release any press release or otherwise publicly announce in advance of the Purchaser without the Purchaser’s prior written consent; provided further that substantially similar press-releases shall not require additional notification. The Parties shall so far as reasonably practicable, coordinate with each other to achieve consistency in the factual content of any press-releases.

21.	DISPUTE RESOLUTION

21.1	Disputes
The Parties shall attempt in good faith to resolve any dispute by mutual agreement by the following procedure:

21.1.1
In the event of any dispute between the Parties arising out of or relating to this Umbrella SPA, the responsible representatives of the Parties shall, within fifteen (15) Business Days of a written notice from one Party to the other Party (the "Dispute Notice"), hold a meeting (the "Dispute Meeting") in an effort to resolve the dispute in fair dealing and good faith. In the absence of agreement to the contrary the Dispute Meeting shall be held at the registered office for the time being of SEB.

21.1.2
Each Party shall use all reasonable efforts to send a senior representative who has authority to settle the dispute to attend the Dispute Meeting (the "Dispute Representative"). Each Party shall give notice of the appointment of its Dispute Representative to the other Party. The Dispute Representatives shall use all reasonable efforts to resolve disputes arising out of this Umbrella SPA or Individual Transfers by amicable settlement.

21.1.3
Any dispute which is not resolved within forty (40) Business Days after the service of a Disputes Notice/ the service of the first notice of the appointment of a Dispute Representative, whether or not a Dispute Meeting has been held, shall, at the request of either Party be referred to the dispute resolution procedure pursuant to Section 21.2.

21.1.4
Nothing in this Section 21.1 and the following Section 21.2 shall limit the right of the Parties to request conservatory or interim measures, such as preliminary injunctions, from the competent national courts, the pre-arbitral referee and/or the arbitral tribunal. If a claim in a dispute may become time barred due to a statute of limitation being applicable, the Parties shall agree in an appropriate way that the application of such statute of limitation shall be suspended by the time period of the settlement efforts made by the Dispute Representatives and/or the dispute resolution procedure pursuant to Section 21.2. If the Parties cannot reach an appropriate agreement on such suspension sufficiently in advance of time bar of the claim becoming effective, the Party whose claim may become time barred may initiate the dispute resolution procedure pursuant to Section 21.2 irrespective of the prerequisites of this Section 21.1.

21.2	Litigation
In the event that a dispute cannot be settled pursuant to Section 21.1, the Parties agree that the Courts of Frankfurt am Main shall have exclusive jurisdiction over any and all disputes unless required otherwise by mandatory law.

22.	SEC FILINGS AND REIT STATUS

22.1	SEC Filings
Sellers acknowledge that they have been advised that the Purchasers are subsidiaries of a publicly registered company (the “Company”). Sellers further acknowledge that, as a publicly registered company, the Company is required to make certain filings with and/or disclosures to the Securities and Exchange Commission (collectively, the “SEC Filings”) that relate, among other things, to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Prime Properties. To assist the Company in preparing the SEC Filings, Seller agrees to provide Purchasers, at or before Closing, with the following: (i) access to bank statements for the Audited Year and Stub Period, (ii) rent roll as of the end of the Audited Year and Stub Period, (iii) operating statements for the Audited Year and Stub Period (iv) access to the general ledger for the Audited Year and Stub Period, (v) cash receipts schedule for each month in the Audited Year and Stub Period, (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period, (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period, (viii) check register for the three (3) months following the Audited Year and Stub Period, (ix) the Lease and five (5) year lease schedules, to the extent applicable, (x) copies of all insurance documentation for the Audited Year and Stub Period, (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period, and (xii) signed representation letter and audit inquiry letter substantially in the forms attached hereto as Annex 22a and Annex 22b, respectively. Sellers agree that if after Closing Purchasers are required by the Securities and Exchange Commission to provide any additional financial or other information regarding any SEC Filings, Sellers will fully cooperate with Purchasers in connection with the preparation of such information, including providing access to certain information at Sellers' offices. Further, Sellers agree that if a Purchaser is required by the Securities and Exchange Commission to provide additional items related to such information, Sellers shall fully cooperate with Purchasers to deliver such related items. The provisions of this Section 22 shall survive the Closing.

22.2	REIT Status
Sellers acknowledge that the Company is a public real estate investment trust (“REIT”). Sellers further acknowledge that as a REIT, the Company is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including, but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Purchasers may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. Notwithstanding the foregoing, the Purchasers will consult with the Sellers on any publications referring to the Sellers before publishing them and shall consider, to the extent legally permitted, the Sellers' comments.
Sellers further agree that they shall fully cooperate with Purchasers in complying with any and all laws, regulations, ordinances, requirements and restrictions in maintaining its status as a REIT. The provisions of this Section 22.2 shall survive the Closing.

22.3	Common Provisions on SEC Filings and REIT Status

22.3.1
Parties acknowledge that the foregoing undertakings of the Sellers are best efforts obligations only and not absolute undertakings and, subject to the Sellers using best efforts to comply with the requirements above, the Sellers under no circumstances shall be liable for any consequences should the Purchasers' requirements pursuant to Sections 21.1 and 21.2 not be fulfilled .

22.3.2	All costs of actions of the Sellers required under the above provisions shall be borne by the Purchasers.

23.	MISCELLANEOUS

23.1	Restrictions on Assignment

23.1.1
Unless otherwise provided in this Umbrella SPA, claims of any of the Purchasers arising out of or in connection with this Umbrella SPA may only be assigned with the prior written consent of SEB except customary assignments to equity providers or financing parties or assignments to intra-group companies of the Purchasers and subject to regulatory requirements on assignment limitations.

23.1.2
The Sellers shall, at the written request of the Purchasers, and at the Purchasers' cost, take all necessary legal and factual steps to assist in procuring a full transfer of the contractual relationship under this Umbrella SPA or any part referable to a Purchase Object or Shares and the relevant corresponding Individual Transfer(s) from any Purchaser to, or the assignment or novation of the corresponding benefits and obligations to, or the nomination of, an affiliated entity of the Purchasers (“Internal Designee”). Affiliated entity is determined according to Secs. 15 et seq. German Stock Corporation Act (Aktiengesetz) accordingly and it being understood that in interpreting this German law concept the specifics of other jurisdictions shall reasonably be taken into account. A transfer under this clause would lead to a complete exchange of the contractual position on the Purchaser’s side, i.e. only the Internal Designee would from then on be entitled and obliged under this Umbrella SPA (or the relevant part as the case may be) and the relevant corresponding Individual Transfer.

23.2	Payments, Bank Accounts
Any payment under this Agreement must be made free of all taxes, bank charges and other deductions by wire transfer of immediately available funds and in the currency agreed herein. Any such payment shall be deemed to have been duly made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account on, and on a value date no later than, the relevant due date.
All payments due under this Agreement shall be made to the bank accounts notified by the Sellers or the Purchasers, as appropriate, unless Section 4.2 or the Individual Transfers provide otherwise.

23.3	Liability of Sellers
No Seller shall be liable for any obligations of another Seller acting on behalf of a different real estate fund (several liability, Ausschluss der gesamtschuldnerischen Haftung). Within the same real estate fund, Sellers shall be jointly and severally liable for any obligations hereunder (gesamtschuldnerische Haftung).

23.4	Joint and Several Liability of Purchasers
Any Purchaser shall be jointly liable together with all other Purchasers and each Purchaser assumes to fulfill all obligations of any other Purchaser and assignee under this Umbrella SPA (gesamtschuldnerische Haftung).

23.5	Amendments
Any amendments to this Agreement shall be in writing, signed by each of the Parties to be valid and require the explicit reference to this Agreement but must be in notarial form if this is required by mandatory law. This is also applicable for an amendment of this Section 23.5.

23.6	Severability
Should a provision of this Agreement or a provision later on included in this Agreement be or become null and void as a whole or in part, or should a gap in this Agreement become evident, this does not affect the validity of the remaining provisions. The Parties are aware of the German Federal Supreme Court's (Bundesgerichtshof) decision according to which a severability Section merely reverses the burden of proof. However, it is the express intention of the Parties to maintain the validity of the remaining provisions at all events and thus to exclude the applicability of section 139 BGB as a whole. Instead of the null and void provision, or in order to fill the gap, such valid and practicable regulation is deemed to be agreed with effect ex tunc that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.
If the nullity of a provision is due to a degree of performance or time (period or deadline) laid down in this provision, then the provision is deemed to be agreed with a legally permissible degree that comes closest to the original degree. However, the Agreement is null and void as a whole if it is null and void in relation to individual Parties or if the partial nullity concerns the contractual main performance obligations or a part of them.

23.7	Governing Law

23.7.1
Except as otherwise provided in this Agreement, this Agreement (except its Schedules 3.1 to 3.11) shall be exclusively governed by and construed in accordance with the law of the Federal Republic of Germany applicable to parties residing within the Federal Republic of Germany without regard to the conflicts of law provisions of the law of the Federal Republic of Germany.

23.7.2
The transactions under the Individual Transfer(s) pursuant to Schedules 3.1 to 3.11 are subject to the law provided for therein, or, if not provided therein, subject to the Law in which the Property in question is situated.

23.8	Entire Agreement

23.8.1
This Agreement including its Schedules and Annexes and the Schedules and Annexes to such Schedules together with all other agreements and their respective Schedules and Annexes as provided in the Umbrella Agreement dated 22 December 2014, Roll of Deeds No. 376/2014 of Notary Dr. Hans Hofmann, comprise the entire agreement between the Parties concerning the subject matter hereof and supersedes and replaces all prior negotiations, agreements and undertakings of the Parties whether oral or written, with respect to the subject matter hereof.

In case of discrepancies between this Agreement and the Umbrella Agreement, the terms and conditions of this Agreement and its Annexes and Schedules shall prevail.

23.9	Further Assurances
Each Party shall from time to time execute and deliver all such further documents and agreements and take all such further actions as the other Party may reasonably require in order to effectively consummate the transactions contemplated by this Agreement and the Individual Transfers as provided herein.

23.10	No Contract for the Benefit of a Third Party (kein Vertrag zugunsten Dritter)
This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

23.11	No Set-off
Except as expressly provided otherwise in this Agreement, with respect to the payment of any Individual Purchase Price, no Party shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have under the Agreement, or (ii) to refuse to perform on the grounds of a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party/Parties or have been confirmed by final decision of a competent court (Gericht) or arbitration court (Schiedsgericht).

<u>Number 49 of the Roll of Notarial Deeds for 2015</u>

Done

at Frankfurt am Main, on February 15 to 16, 2015

Before me, the undersigned Notary Public
in the district of the Court of Appeals of Frankfurt am Main

DR. HANS HOFMANN

with offices in Frankfurt am Main

appeared today:

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Mr. Manfred Fisch,
born on January 1, 1974,
with business address at
Friedrich-Ebert-Annex 35-37,
60327 Frankfurt am Main,

personally known to me,

according to his declarations acting in his own name and also in his capacity as orally authorized person on behalf of the Parties listed below:

1. **SEB Investment GmbH**, a limited liability company (*Gesellschaft mit beschränkter Haftung*) under the laws of Germany, with its seat in Frankfurt am Main, Germany, and its registered address at Rotfeder-Ring 7, 60327 Frankfurt am Main, Germany, registered with the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Frankfurt am Main under HRB 29859;

3. **Balni bvba**, registered with the Crossroad Databank for Undertakings under number 0453.711.659, with its registered office at Boulevard Auguste Reyers 207-209, 1030 Brussels, Belgium;

4. **Prime UK Portman – T S.à r.l.,** Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

5. **Prime UK Condor – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

6. **SCI Prime FRA MacDonald – T,** Siège social: 4, place de la Défense, La Défense 4, 92974 Paris La Défense Cedex,

7. **Prime NLD Rotterdam – T B.V.**, Siège social: Zuidplein 156, 1077 XV Amsterdam, the Netherlands

8. **Prime NLD Amsterdam – T B.V.,** Siège social: Zuidplein 156, 1077 XV Amsterdam, the Netherlands

9. **Prime Holdco C –T S.à r.l.,** Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

10. **Prime Pool V – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

11. **Chrysalis Invest N.V.** Siège social: boulevard August Reyers 207-209, 5th floor, 1030 Brussels

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12. **Prime GER Drehbahn – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg

13. **Prime GER Dammtorwall – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg

14. **Prime GER Valentinskamp – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg

15. **SCI Prime FRA Issy-T,** Siège social: 4, place de la Défense, La Défense 4, 92974 Paris La Défense Cedex,

16. **Prime Pool IV B – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

17. **SEB ImmoInvest Lindholmen Science Park AB**, c/o Newsec AM AB, Lilla Bommens 5, SE-40429 Göteborg/Sweden;

18. **Prime Pool III A – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

19. **Prime Pool IV A – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

20. **Prime Pool III C – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

The notary asked the person appearing regarding a prior involvement according to sec. 3 para. 1 sent. 1 no. 7 of the German Notarisation Act (*Beurkundungsgesetz*). After instructions by the notary regarding the contents of this provision, the person appearing and the notary answered this question in the negative.

The person appearing requested the notary to notarise this deed in the English and confirmed that he is in adequate command of the English language. The notary is in adequate command of the English language as well.

The person appearing then requested the notarisation of the following

REFERENCE DEED
(*BEZUGSURKUNDE*)

to the

UMBRELLA SALE AND PURCHASE AGREEMENT

between

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1. **SEB Investment GmbH**, a limited liability company (*Gesellschaft mit beschränkter Haftung*) under the laws of Germany, with its seat in Frankfurt am Main, Germany, and its registered address at Rotfeder-Ring 7, 60327 Frankfurt am Main, Germany, registered with the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Frankfurt am Main under HRB 29859 (the "**Seller 1**");

2. **Altair Issy S.A.S.**, registered in the Paris Trade and Companies' Register under number 428 095 095, with its registered office at 27, avenue de l'Opéra, 75001 Paris, France (the "**Seller 2**");

3. **Balni bvba**, registered with the Crossroad Databank for Undertakings under number 0453.711.659, with its registered office at Boulevard Auguste Reyers 207-209, 1030 Brussels, Belgium (the "**Seller 3**");

– each of the Sellers 1 - 3, a "**Seller**", and together, the "**Sellers**" –;

4. **Prime UK Portman – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

5. **Prime UK Condor – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

6. **SCI Prime FRA MacDonald – T,** Siège social: 4, place de la Défense, La Défense 4, 92974 Paris La Défense Cedex,

7. **Prime NLD Rotterdam – T B.V.**, Siège social: Zuidplein 156, 1077 XV Amsterdam, the Netherlands

8. **Prime NLD Amsterdam – T B.V.,** Siège social: Zuidplein 156, 1077 XV Amsterdam, the Netherlands

9. **Prime Holdco C –T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

10. **Prime Pool V – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

11. **Chrysalis Invest N.V.** Siège social: boulevard August Reyers 207-209, 5th floor, 1030 Brussels

12. **Prime GER Drehbahn – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg

13. **Prime GER Dammtorwall – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg

14. **Prime GER Valentinskamp – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg

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15. **SCI Prime FRA Issy-T,** Siège social: 4, place de la Défense, La Défense 4, 92974 Paris La Défense Cedex,

16. **Prime Pool IV B – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

17. **SEB ImmoInvest Lindholmen Science Park AB**, c/o Newsec AM AB, Lilla Bommens 5, SE-40429 Göteborg/Sweden;

18. **Prime Pool III A – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

19. **Prime Pool IV A – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

20. **Prime Pool III C – T S.à r.l.**, Société à responsabilité limitée, Siège social: 6A route de Trèves, L-2633 Senningerberg;

– each of the Purchasers 4 – 20, a "**Purchaser**", and together, the "**Purchasers**" –.

The Sellers and the Purchasers intend to enter into an Umbrella Sale and Purchase Agreement relating to the sale and transfer of certain real properties as well as shares in certain companies (the "**Agreement**").

The Agreement is intended to contain references to certain Schedules and Appendixes which will be incorporated into the Agreement by way of reference to the Reference Deeds No. 21 and 23 of the Roll of Deeds for 2014 of the Notary Elmar Günther with offices in Frankfurt am Main of December 20 to 22, 2014 ("**Reference Deed I**").

The Reference Deed I is available at this notarization in its original; it is hereby – but with the exception of those Appendixes or parts thereof which have been attached to the Reference Deed I for information or documentation purposes only – being referred to, including pursuant to Section 13a German Notarization Act (*BeurkG*), and made a part of this notarization. The person appeared expressly declared that he is fully aware of the contents of the Reference Deed I including their respective Schedules and and Appendixes forming an integral part of the Reference Deed I. After having been advised by the notary of the relevance of this reference, the person appeared waived his right to have the Reference Deed I read out again and to have copies thereof attached to this deed.

The Reference Deed I contained the following Schedules and Appendixes:

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Schedule	Description
Annex 2.1	Draft Umbrella Sale and Purchase Agreement
Annex P1	Overview of the 12 properties
Annex P2	Overview of the SEB held properties and shares in Lindholmen AB and Altair and Chrysalis on account of the real estate funds
Schedule 3.3(b)	Etat des risques miniers naturel technogiques
Schedule 3.3(c)	Termites review
Schedule 3.3(d)	Diagnostic performance energetique
Schedule 3.10(b)	Etat des risques miniers naturel technogiques
Schedule 3.10(c)	Termites review
Schedule 3.10(d)	Diagnostic performance energetique
Annex 4.1	Allocation of Purchase Price to the individual Purchase Objects and Purchasers
Annex 4.2	Land charges and/or mortgages encumbering the Properties
Annex 8.2.1	Rights/encumbrances in favour of the Custodian Bank
Annex 9.4.3	Knowledge persons
Annex 9.4.4	Data Room Index [pages 1 to 199]

Schedule	Description
Annex 9.4.4a	Additional Information
Annex 10.2.1(e)	Copies of the articles of association as presently in effect of Lindholmen AB, Chrysalis and BALNI
Annex 10.3.1(b)	Rights of third parties encumbering the Properties / encumbrances of the Properties
Annex 10.3.1(e)	Public building charges or other edificial or comparable charges under public law
Annex 10.3.1(f)	Discrepancies between actual possession and use of Properties and applicable law, building permits or other required permits
Annex 10.3.1(g)	Material deviations from regulatory requirements
Annex 10.3.1(h)	Requirements by public authorities not complied with

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Schedule	**Description**
Annex 10.3.2(a)	Lease Agreements
Annex 10.3.2(b)	Further material contractual or side agreements
Annex 10.3.2(d)	List of advance dispositions and rent arrears above EUR [•]
Annex 10.3.2(e)	Catalogue of the lessees asserting claims for reduction in rent and Catalogue of rent being paid subject to a right to claim back such rent
Annex 10.3.2(f)	Catalogue of notices of termination having been given by the lessees and Catalogue of notices of termination having been given by the relevant lessors
Annex 10.3.2(g)	Catalogue of lawsuits pending with any of the lessees and Catalogue of advance warning having been given that such a lawsuit may be instituted
Annex 10.3.2(i)	Catalogue of rent securities
Annex 10.4.4	Catalogue of Environmental Damages
Annex 14.1.9	Approved leases
Annex 15.2.3	List of all contractual arrangements with third parties pertaining to the Purchase Objects which shall be continued by Purchaser
Annex 15.6.1	List of rent securities
Annex 15.7	Rental Guarantee
Annex 22a	Sample representation letter
Annex 22b	Sample audit inquiry letter

After notarization of the Reference Deed I, amendments were made to the following Annexes:

Schedule	**Description**
Annex 2.1	Umbrella Sale and Purchase Agreement
Annex 4.1	Allocation of Purchase Price to the individual Purchase Objects and Purchasers
Annex 9.4.3	Knowledge persons

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Schedule	Description
Annex 9.4.4a	Additional Information
Annex 10.3.2(i)	Catalogue of rent securities
Annex 10.3.2 (a)	Lease Agreements
Annex 10.3.2 (b)	Further material contractual or side agreements
Annex 10.3.2 (d)	List of advance dispositions and rent arrears above EUR [•]
Annex 15.2.3	List of all contractual arrangements with third parties pertaining to the Purchase Objects which shall be continued by Purchaser

The amended Annexes are attached to the present deed ("**Reference Deed II**") in versions showing the changes made ("**track changes**") compared to the Schedules enclosed in the Reference Deed I.

The foregoing deeds and the changes made in the amended Annexes were read aloud to the persons appearing by the notary. Annex 10.3.2(i) was read aloud in its entirety.

The clean versions of the amended Annexes are also attached to this Reference Deed II.

This reference deed contains in addition the following Annexes:

Schedule	Description
Annex 14.6.1	Lease Agreement Milan
Annex 14.6.2	Assignment Agreement Rotterdam
Annex 15.7	Lease Agreement Chrysalis
Annex C	Leases Mailand
Annex E	Attestazione di Conformita
Annex F	Attestato di Prestazione Energetica (Mailand)
Annex G	PRIME – rental securities (Mailand)
Annex 10.4.4	Catalogue of Environmental Damages (Paris MacDonald and Issy)

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To the extent that any of these foregoing Annexes (including their respective Exhibits or Annexes) or parts thereof are not in the English, but in any other language, they have been attached for documentation purposes only.

The foregoing deed and its Annexes (including their respective Exhibits and Annexes), except those Schedules (including their respective Exhibits and Annexes) or parts thereof which do not form an integral part of this deed, were read aloud to the person appearing by the notary, with the further exception of those Schedules (including their respective Exhibits and Annexes) or parts thereof that constitute inventories within the meaning of sec. 14 German Notarization Act (*BeurkG*). With respect to the last-mentioned Schedules (including their respective Exhibits and Annexes) or parts thereof, the person appearing waived his right to have them read aloud, and instead these Schedules or parts thereof were presented to him for his review and were signed by him on every page.

Thereupon, this deed in its entirety was approved by the person appearing and was signed by the person appearing and the notary in their own hands as follows:

DR. HANS HOFMANN NOTAR IN FRANKFURT AM MAIN

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